UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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GCP Applied Technologies Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GCP Applied Technologies Inc.
62 Whittemore Avenue
Cambridge, Massachusetts 02140

Notice of 2018 Annual Meeting and
Proxy Statement

Date of Notice: March 20, 2018

March 20, 2018

To Our Stockholders:

I am pleased to announce the Annual Meeting of Stockholders of GCP Applied Technologies Inc. to be held on Thursday, May 3, 2018 at 9:00 a.m. Eastern Time at the AC Hotel Cambridge, 10 Acorn Park Drive, Cambridge, MA 02140. To ensure that you have a say in the governance of GCP Applied Technologies Inc., it is important that you vote your shares. Please review the proxy materials and follow the instructions to vote your shares.

GCP made significant progress in 2017 to position itself as a focused construction products technologies company. We are now a global provider of concrete admixtures and cement additives, data management systems, high performance waterproofing, and specialty products. These segments currently represent approximately $15 billion of the growing $10 trillion construction market.

The divestiture of our Darex Packaging Technologies business generated proceeds of just over $1 billion. The transaction provided substantial capital for us to re-pay our debt and strengthen our balance sheet, implement our M&A strategy, and continue to invest in new capabilities that leverage opportunities created by the Internet of Things and smart technologies.

Since our spin-off in February 2016, we have made five acquisitions, deploying over $170 million and adding new market segments, technologies, and product lines. In May 2017, we purchased Stirling Lloyd, a business with a portfolio of specialty waterproofing products used to protect infrastructure. In October, we acquired Ductilcrete Technologies, a provider of engineered concrete flooring systems. In December, we announced the acquisition of Contek Shilstone’s quality control software which we will combine with GCP’s VERIFI® product offering to provide analytics that help improve quality, save time and reduce costs for concrete producers.

GCP has a long history of inventing new product categories and we continued along this path in 2017 by introducing new admixtures, additives, and waterproofing products that provide customers with improved performance and labor savings. Our research and development pipeline is robust and reflects our commitment to discover ways to add value for our customers, while we advance technologies that contribute to more sustainable construction.

Our unique VERIFI® in-transit concrete management system is growing nicely and provides our customers with new productivity enhancements. We are benefiting from our consistent strategy of funding technical programs in materials science and predictive analytics. Looking ahead, we believe our core markets present upside opportunities as we further integrate sensors and data management capabilities into our construction products offering.

On behalf of the Board of Directors and the management of GCP Applied Technologies Inc., I would like to thank you for your continued support. GCP has a bright future and I look forward to another successful year in building our Company.

Sincerely,

Gregory E. Poling
President and Chief Executive Officer

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS
to be held on
May 3, 2018

The 2018 Annual Meeting of Stockholders of GCP Applied Technologies Inc., a Delaware corporation (“GCP” or the “Company”), will be held on Thursday, May 3, 2018 at 9:00 a.m. Eastern Time at the AC Hotel Cambridge, 10 Acorn Park Drive, Cambridge, MA 02140 for the following purposes:

1.	To elect three Class II directors for a one-year term expiring in 2019;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as GCP’s independent registered public accounting firm for 2018;

3.
To vote on a Company proposal to amend GCP’s Amended and Restated Certificate of Incorporation to eliminate any supermajority voting provisions contained therein related to (a) removal of directors, (b) future amendments to our By-Laws and (c) future amendments to certain sections of our Certificate of Incorporation;

4.	To approve, on an advisory, non-binding basis, the compensation of GCP's named executive officers, as described in the accompanying Proxy Statement; and

5.	To transact any other business properly brought before the meeting or any postponement or adjournment thereof.

The Board of Directors has fixed the close of business on March 7, 2018 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting, and any adjournments or postponements of the meeting. This notice and the accompanying proxy materials are made available to you by order of the Board of Directors.

Your vote is very important. Whether or not you plan to attend the meeting, we encourage you to vote as promptly as possible by Internet, by phone or by mail.

By Order of the Board of Directors
John W. Kapples
Vice President, General Counsel and Secretary

March 20, 2018

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 3, 2018

This Notice and the Proxy Statement and Annual Report
are available at www.proxydocs.com/gcp and at www.gcpat.com

TABLE OF CONTENTS

Summary of Voting Matters and Board Recommendations	1
Questions and Answers about the Annual Meeting and the Voting Process	2
Proposal One - Election of Directors	9
Corporate Governance	12
Meetings and Board Committees	15
Other Information	19
Proposal Two - Ratification of the Appointment of Independent Registered Public Accounting Firm	22
Executive Compensation	24
Proposal Three - Approval of Amendments to GCP’s Amended and Restated Certificate of Incorporation to Eliminate any Supermajority Voting Requirements	50
Proposal Four - Advisory Vote to Approve the Compensation of GCP's Named Executive Officers	52
General Information	53
Appendix A – Text of Proposed Amendments to GCP’s Amended and Restated Certificate of Incorporation	55

GCP®, the GCP® logo and, except as may otherwise be indicated, the other trademarks, service marks or trade names used in this Proxy Statement are trademarks, service marks or trade names of GCP or its subsidiaries.

Unless the context otherwise indicates, in this document (i) the terms "GCP" or the “Company” mean GCP Applied Technologies Inc. and (ii) the terms "we," "us" or "our" mean GCP Applied Technologies Inc. and its consolidated subsidiaries. Unless otherwise indicated, the contents of websites mentioned in this Proxy Statement are not incorporated by reference or otherwise made a part of this Proxy Statement.

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
MAY 3, 2018
The Board of Directors (the “Board”) of GCP Applied Technologies Inc. (“GCP” or the “Company”) is soliciting proxies to vote at its 2018 Annual Meeting of Stockholders (the "Annual Meeting"), and any adjournments or postponements of the Annual Meeting. We are providing these proxy materials to you because our records indicate that you owned shares of GCP common stock as of March 7, 2018, the record date for our Annual Meeting to be held on May 3, 2018 at 9:00 a.m. Eastern Time at the AC Hotel Cambridge, 10 Acorn Park Drive, Cambridge, MA 02140. Such ownership entitles you to vote at the Annual Meeting, and any adjournments or postponements of the Annual Meeting. By use of a proxy you can vote, whether or not you attend the Annual Meeting. This Proxy Statement describes the matters we would like you to vote on and provides information on those matters so you can make an informed decision. This Proxy Statement is dated March 20, 2018, and we expect to mail the Notice of Internet Availability of Proxy Materials (the “Notice”) to stockholders entitled to vote at the Annual Meeting on or about March 20, 2018.
SUMMARY OF VOTING MATTERS AND BOARD RECOMMENDATIONS
The following proposals will be voted on at the Annual Meeting, or any adjournments or postponements thereof:

Proposals	Board Recommendation

Proposal 1: Election of Directors	FOR Each Nominee
Nominees- Class II (One- year Term expiring in 2019)
Marcia J. Avedon
Phillip J. Mason
Elizabeth Mora

Proposal 2: Ratify the appointment of independent registered public accounting firm	FOR

Proposal 3: Approve amendments to GCP's Amended and Restated Certificate of Incorporation to eliminate any supermajority voting requirements related to (a) removal of directors, (b) future amendments to our By-Laws, and (c) future amendments to certain sections of our Certification of Incorporation
FOR Each Proposed Amendment

Proposal 4: Advisory, non- binding vote to approve the compensation of GCP's named executive officers	FOR

QUESTIONS AND ANSWERS
ABOUT THE ANNUAL MEETING AND THE VOTING PROCESS

Quick Reference Guide

1.	Why am I receiving these materials?	14.	Record and Beneficial Owners
2.	Notice of Internet availability	15.	Why is it important for me to vote?
3.	What is included in the proxy materials?	16.	What is the effect of not voting?
4.	Internet access to meeting materials	17.	Vote required to approve each proposal
5.	What am I voting on?	18.	Shares represented by proxy materials
6.	Board voting recommendations	19.	Multiple sets of proxy materials
7.	Will any other matters be voted on?	20.	Who can attend the meeting?
8.	Who can vote and number of votes per share?	21.	What do I need to do to attend the meeting?
9.	How do I vote?	22.	Can I bring a guest to the meeting?
10.	Can I change my vote?	23.	Votes necessary to hold the meeting
11.	What is the deadline for voting shares?	24.	Solicitation of proxies
12.	Is my voting privacy protected?	25.	GCP corporate governance materials
13.	Who will count the votes?	26.	How do I obtain more information?

Question 1:    Why am I receiving these materials?

We are making these proxy materials available to you because our records indicate that you owned shares of GCP common stock as of March 7, 2018, the record date for our Annual Meeting to be held on May 3, 2018 at 9:00 a.m. Eastern Time at the AC Hotel Cambridge, 10 Acorn Park Drive, Cambridge, MA 02140. This Proxy Statement describes the proposals that will be voted on at the Annual Meeting, and any adjournments and postponements thereof, and will provide you with the information necessary to make an informed voting decision on the proposals to be presented at the Annual Meeting. Your vote is very important. We request that you vote on the proposals by using the Internet or telephone or, if you have requested a paper copy of these proxy materials, by mail, in each case in the manner described in the Notice and this Proxy Statement.

Question 2: Why did I receive the Notice instead of a full set of proxy materials?

In accordance with rules and regulations adopted by the Securities and Exchange Commission, or “SEC,” instead of mailing a printed copy of our proxy materials to each stockholder of record, we may furnish proxy materials, including this Proxy Statement and our 2017 annual report to shareholders (the “Annual Report”), by providing access to such documents via the Internet. This e-proxy process expedites stockholders’ receipt of proxy materials, lowers our costs and reduces the environmental impact of our Annual Meeting.

Stockholders of record will not receive printed copies of the proxy materials unless they request them. Instead, we will mail the Notice, which will tell you how to access and review all of the proxy materials on the Internet. The Notice also tells you how to vote on the Internet or by telephone. If you would like to receive a paper or e-mail copy of our proxy materials, at no cost to you, you should follow the instructions for requesting such materials in the Notice.

Question 3:    What is included in the proxy materials?

The proxy materials include:

•	Proxy Statement for the Annual Meeting (including the Notice of Annual Meeting of Stockholders);

•	Annual Report, which includes our Annual Report on Form 10-K and audited consolidated financial statements; and

•	The proxy card.

Question 4:    Can I access the proxy materials via the Internet?

The Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report are available at www.proxydocs.com/gcp and at www.gcpat.com.

Question 5:     What am I voting on?

You are voting on FOUR proposals:

Proposal One:	Election of three Class II directors for a term of one year, with the following as our Board’s nominees: Marcia J. Avedon Phillip J. Mason Elizabeth Mora
Proposal Two:	The ratification of PricewaterhouseCoopers LLP as GCP’s independent registered public accounting firm for fiscal year 2018.
Proposal Three:
The approval of Company-proposed amendments to GCP’s Amended and Restated Certificate of Incorporation to eliminate supermajority voting requirements related to (a) removal of directors, (b) future amendments to our By-Laws and (c) future amendments to certain sections of our Certificate of Incorporation.

Proposal Four:	An advisory, non-binding vote to approve the compensation of GCP's named executive officers, as described in this Proxy Statement.
Question 6:    What are the voting recommendations of our Board?

Our Board is soliciting your proxy and recommends the following votes:

Proposal One:	FOR each of the director nominees.
Proposal Two:	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2018.
Proposal Three:
FOR the approval of each of the amendments to GCP’s Amended and Restated Certificate of Incorporation to eliminate supermajority voting requirements related to (a) removal of directors, (b) future amendments to our By-Laws and (c) future amendments to certain sections of our Certificate of Incorporation.

Proposal Four:	FOR the approval of the compensation of GCP's named executive officers, as described in this Proxy Statement.

Question 7:    Will any other matters be voted on?

We are not aware of any other matters on which you will be asked to vote at the Annual Meeting. If other matters are properly brought before the Annual Meeting, including a proposal to adjourn or postpone the Annual Meeting, the proxy holders will use their discretion to vote on these matters as they may arise. Furthermore, if a nominee is unable to serve or for good cause will not serve as director, then the proxy holders will vote for a Board-nominated substitute.

Question 8:    Who can vote? What is the number of votes per share?

If you hold shares of GCP common stock as of the close of business on March 7, 2018, then you are entitled to one vote per share for each matter presented at the Annual Meeting. There is no cumulative voting.

Question 9:    How do I vote?

If you are the record holder of shares of GCP common stock, you may vote by following the instructions below. Technically speaking, when you vote via the Internet, by telephone or by mail, you are authorizing a proxy to vote your shares at the Annual Meeting. We use the commonly recognized word "vote" in this Proxy Statement to cover this procedure. If you hold shares through a broker, bank, financial institution or other nominee or intermediary, you may vote by complying with the instructions of your nominee or intermediary set forth on the voting instruction card.

Vote via the Internet

You may vote via the Internet at www.proxypush.com/gcp as instructed on the Notice at or before 11:59 p.m., Eastern Time, on May 2, 2018. Internet voting is available 24 hours a day, seven days a week. You will be given the opportunity to confirm that your instructions have been recorded properly. If you vote your shares via the Internet, you do not need to return a proxy card. Please see the Notice for Internet voting instructions. We encourage you to vote in this manner as it is the most cost-effective method.

Vote by Telephone

You may vote toll-free by telephone by calling 1-866-883-3382 in the U.S., U.S. territories and Canada on a touch tone telephone and following the instructions provided on the telephone line at or before 11:59 p.m., Eastern Time, on May 2, 2018. Telephone voting is available 24 hours a day, seven days a week. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been recorded properly. If you vote by telephone, you do not need to return a proxy card. Please see the Notice for telephone voting instructions.

Vote by Mail

If you have received a paper proxy card and choose to vote your shares by mail, simply mark your proxy card, sign and date it, and return it in the postage-paid envelope provided so that it is received before the close of business on May 2, 2018.

Vote In-Person

You may attend the Annual Meeting in person and complete a written ballot. If you hold shares through a broker, bank, financial institution or other nominee or intermediary, you must obtain a written proxy, executed in your favor, from the record holder to be able to vote in person at the Annual Meeting. See “What do I need to do to attend the Annual Meeting?” below for more information.

Question 10: Can I change my vote?

Yes, you can change your vote or revoke your proxy, if you are a stockholder of record, by:

•	entering a new vote by Internet or telephone at or before 11:59 p.m., Eastern Time, on May 2, 2018;

•	returning a later-dated proxy card by mail so that it is received before the close of business on May 2, 2018;

•
notifying our Corporate Secretary, John W. Kapples, by written revocation letter, stating that you are revoking your proxy, delivered to the Company’s address listed on the front page of this Proxy Statement before the beginning of the Annual Meeting; or

•	attending the Annual Meeting and completing and submitting a written ballot.

If you hold shares through a broker, bank, financial institution or other nominee or intermediary, you can change your vote or revoke your proxy by complying with the instructions of your nominee or intermediary set forth on the voting instruction card.

Question 11: What is the deadline for voting my shares if I do not intend to vote in person at the Annual Meeting?

If you do not intend to vote in person at the Annual Meeting, your signed proxy card must be received before the close of business on May 2, 2018. You may also vote by Internet or by telephone at or before 11:59 p.m., Eastern Time, on May 2, 2018. If you hold shares through a broker, bank, financial institution or other nominee or intermediary, you must comply with the instructions of your nominee or intermediary set forth on the voting instruction card.

Question 12: Is my voting privacy protected?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed, either within GCP or to third parties, except: (1) as necessary to meet applicable legal requirements; (2) to allow for the tabulation of votes and certification of the votes; and (3) to facilitate a successful proxy solicitation.

Question 13: Who will count the votes?

Our transfer agent, EQ Shareowner Services, has been appointed as inspector of election. Its representatives will attend the Annual Meeting and will count the votes.

Question 14: What is the difference between holding shares as a stockholder of record versus as a beneficial owner?

Many of our stockholders hold their shares as beneficial owner through a broker, bank, financial institution or other nominee or intermediary, rather than directly in their own name as stockholder of record. As summarized below, there are some differences between shares held directly as stockholder of record and those owned beneficially through a broker, bank, financial institution or other nominee or intermediary:

Stockholders of Record

If your shares are registered directly in your name with our transfer agent, EQ Shareowner Services, you are considered the stockholder of record with respect to those shares, and the Notice is being sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to us, or to vote in person at the Annual Meeting. If you request printed proxy materials, they will be sent directly to you, including an enclosed proxy card for you to use.

Beneficial Owners

If your shares are held by a broker, bank, financial institution or other nominee or intermediary, you are considered the beneficial owner of shares held in “street name,” and the Notice is being forwarded to you by your nominee or intermediary. As the beneficial owner, you have the right to direct your nominee or intermediary on how to vote your shares. You are also welcome to attend the Annual Meeting in person. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you request, complete and deliver a legal proxy from your nominee or intermediary. If you request printed proxy materials, your nominee or intermediary should enclose a voting instruction card for you to use in directing the nominee or intermediary how to vote your shares. If a voting instruction card was not included in the printed proxy materials, please contact your nominee or intermediary to determine how to provide voting instructions.

Question 15:  Why is it important for me to vote?

If you do not vote, your shares may not be represented at the Annual Meeting. This may result in matters not receiving the number of votes necessary for their approval.

Question 16:  What is the effect of not voting?

If you own shares in “street name” through a broker, bank, financial institution or other nominee or intermediary and you do not vote:

In the absence of your voting instructions, your broker, bank, financial institution or other nominee or intermediary may or may not vote your shares at its discretion, depending on the proposals before the Annual Meeting. We understand that your nominee or intermediary may vote your shares at its discretion on “routine matters” and that your nominee or intermediary may not vote your shares on proposals that are not “routine.” When your nominee submits a proxy for your shares but does not indicate a vote for a particular proposal because of the absence of voting instructions and discretionary authority, a “broker non-vote” occurs. Broker non-voted shares count toward the quorum requirement, but are not counted as voted for or against a proposal, or as abstentions, nor are they counted to determine the number of votes present for a particular proposal.

We believe that Proposal Two (ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm) is a routine matter on which nominees or intermediaries can vote on behalf of their clients if clients do not furnish voting instructions. We believe that all other proposals are non-routine matters on which nominees or intermediaries are not entitled to vote your shares without your instructions.

If you own shares that are directly registered in your name and you return a proxy card without giving specific voting instructions:

If you are a stockholder of record and you sign and return a proxy card without giving specific voting instructions, your shares will count toward the quorum requirement and the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this Proxy Statement and the proxy holders may vote in their discretion for any other matters properly presented for a vote at the Annual Meeting, or at any adjournments or postponements thereof.

If you own shares that are directly registered in your name and you do not return a proxy card and you do not vote:

In this case, your unvoted shares will not be represented at the Annual Meeting and will not count toward the quorum requirement.

Question 17: What vote is required to approve each proposal, assuming a quorum is present at the Annual Meeting?

The required vote to approve each proposal will depend on the proposal, as described below.

Proposal One:
Election of Directors

In an uncontested election, where the number of nominees for director does not exceed the number of directors to be elected, directors are elected by a majority of the votes cast. This means that the number of shares voted FOR a director nominee must exceed the number of shares voted AGAINST that director nominee. Abstentions and broker non-votes are not counted as a vote cast either FOR or AGAINST a director nominee. In a contested election, where the number of nominees for director exceeds the number of directors to be elected, directors will be elected by a plurality of the votes cast, meaning that the nominees that receive the most FOR votes will be elected. The election of directors at the Annual Meeting is uncontested and, therefore, the majority voting standard will apply.

Proposal Two:
Ratification of the Appointment of Independent Registered Public Accounting Firm.
The affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote is required to approve the ratification of the appointment of PricewaterhouseCoopers LLP as GCP's independent registered public accounting firm for fiscal year 2018. This means that abstentions will have the same effect as votes against the proposal.

Proposal Three:
Approval of amendments to GCP’s Amended and Restated Certificate of Incorporation to eliminate supermajority voting requirements related to (a) removal of directors, (b) future amendments to our By-Laws and (c) future amendments to certain sections of our Certificate of Incorporation

Pursuant to GCP’s Amended and Restated Certificate of Incorporation, the affirmative vote of at least 66-2/3% of the voting power of all of the outstanding shares of GCP common stock entitled to vote generally in the election of directors, voting together as a single class, is required to approve the amendments. This means that abstentions and broker non-votes will have the same effect as votes against the proposal.

Proposal Four:
Approval of Named Executive Officer Compensation

The affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote will constitute the approval, on an advisory, non-binding basis, of the compensation of GCP's named executive officers, as described in this Proxy Statement. This means that abstentions will have the same effect as votes against the proposal. Broker non-votes will have no effect on the outcome of the vote.

Question 18: What shares are covered by my Notice, proxy card or voting instruction card?

If you are the record holder of shares, the shares covered by your Notice or, if you have requested printed proxy materials, your proxy card represents the shares of GCP common stock that are registered directly in your name with our transfer agent, EQ Shareowner Services.

If your shares are held in a brokerage account or by a bank, financial institution or other nominee or intermediary, the Notice or, if you requested printed proxy materials, the voting instruction card forwarded to you by your nominee or intermediary represents the shares of GCP common stock that are beneficially owned by you.

Question 19: What does it mean if I get more than one Notice, proxy card or voting instruction card?

It means your shares are held in more than one account, either as a record holder or in street name. You should vote the shares represented by each Notice or, if you requested printed proxy materials, proxy card or voting instruction card in the manner described in the Notice and this Proxy Statement.

Question 20: Who can attend the Annual Meeting?

All stockholders of record and all beneficial owners of shares held through a broker, bank, financial institution or other nominee or intermediary, as of the close of business on March 8, 2017, may attend the Annual Meeting.

 Question 21: What do I need to do to attend the Annual Meeting?

To attend the Annual Meeting, please follow these instructions:

•
If you hold shares through a broker, bank, financial institution or other nominee or intermediary, bring proof of your beneficial ownership of the shares through such nominee or intermediary as of the close of business on March 7, 2018;

•	Bring a form of photo identification; and

•	Do not bring cameras or recording devices (including cell phones and tablets with photographic or recording capabilities), as their use will not be permitted at the Annual Meeting.

Question 22: Can I bring a guest to the Annual Meeting?

While bringing a single guest to accompany a person described in the answer to Question 20 above is not strictly prohibited, please be aware that seating is limited at the Annual Meeting and that stockholders of record and beneficial owners as of the record date have priority.

Question 23: How many shares must be present to hold the Annual Meeting?

The presence of holders of a majority of the outstanding shares of GCP, as of the close of business on March 7, 2018, entitled to vote generally in the election of directors, represented in person or by proxy, constitutes a quorum for conducting business at the Annual Meeting. If you vote, your shares will be part of the quorum. Abstentions and broker non-votes (as described above) will be counted in determining the quorum. On the record date, 71,974,922 shares of GCP common stock were outstanding and entitled to vote at the Annual Meeting, meaning that holders of 35,987,462 shares must be present in person or represented by proxy at the Annual Meeting to have a quorum. However, even if a quorum is not present, the chairman of the meeting or the holders of a majority of the shares so present or represented may adjourn the Annual Meeting.

Question 24: How are proxies solicited and how are costs of solicitation managed?

We will pay the costs of soliciting proxies. Proxies may be solicited on behalf of GCP by directors, officers or employees of GCP, for no additional compensation, in person or by telephone, facsimile or other electronic means. We have retained D. F. King & Co., Inc. (“D.F. King”) to assist in solicitation of proxies and have agreed to pay D. F. King $13,000, plus out-of-pocket expenses, for these services. As required by the SEC and the New York Stock Exchange (“NYSE”), we also will reimburse brokerage firms and other custodians, nominees and fiduciaries, upon request, for their reasonable expenses incurred in sending proxies and proxy materials to beneficial owners of GCP shares.

Question 25: Where can I find GCP corporate governance materials?

We have provided our Corporate Governance Principles, Business Ethics and Conflicts of Interest policies, and the charters for the Audit, Compensation, Nominating and Governance and Corporate Responsibility Committees of our Board on our website at www.gcpat.com. Our filings with the Securities and Exchange Commission (including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Section 16 insider trading transactions) are available at www.sec.gov.

Question 26: How do I obtain more information about GCP Applied Technologies Inc.?

To obtain additional information about GCP, you may contact GCP Shareholder Services by:

•	visiting our website at www.gcpat.com;

•	contacting GCP Shareholder Services at 617-876-1400; or

•	writing to:

GCP Applied Technologies Inc.
Attn: GCP Shareholder Services
62 Whittemore Avenue
Cambridge, Massachusetts 02140

PROPOSAL ONE
ELECTION OF DIRECTORS

Pursuant to the Amended and Restated By-Laws of GCP (the “By-Laws”) and the Amended and Restated Certificate of Incorporation of GCP (the “Certificate of Incorporation”), the number of directors of the Company is determined by resolution of our Board. The number of directors currently constituting the whole Board is eight, which are divided into three classes: three in Class I, three in Class II and two in Class III. The terms of office of the three Class I directors expire at the 2020 Annual Meeting, the terms of office of the three Class II directors expire at the 2018 annual meeting of stockholders and the terms of office of the two Class III directors expire at the 2019 annual meeting of stockholders. GCP’s By-Laws and Certificate of Incorporation provide for declassification of its Board by the 2020 annual meeting of Stockholders, as follows: (i) Class I directors elected at the 2017 annual meeting were elected to hold office for a three-year term expiring at the 2020 annual meeting of stockholders and until their respective successors shall have been duly elected and qualified or until their earlier resignation or removal; and (ii) Class II directors elected at the 2018 annual meeting of stockholders, Class III directors elected at the 2019 annual meeting of stockholders and Class I directors elected at the 2020 annual meeting of stockholders shall each be elected to hold office for a one-year term expiring at the next annual meetings of stockholders and until their respective successors shall have been duly elected and qualified or until their earlier resignation or removal. Consequently, by 2020, all of our directors will stand for election each year for one year terms, and the board will therefore no longer be divided into three classes.

Our Board has nominated, upon the recommendation of our Nominating and Governance Committee, the following three directors for election as Class II directors for a one-year term expiring at the 2019 annual meeting of stockholders and until their respective successors shall have been duly elected and qualified or until their earlier resignation or removal: Marcia J. Avedon, Phillip J. Mason and Elizabeth Mora.

Pursuant to SEC rules, proxies cannot be voted for a greater number of persons than the number of nominees named.

If a nominee becomes unable to serve or for good cause will not serve as a director, the proxies will vote for a Board-designated substitute or our Board may reduce the number of directors. Each nominee has consented to being named as such in this Proxy Statement, and GCP has no reason to believe that any of the nominees for election will be unable to serve. The proxy holders intend to vote each proxy received from stockholders of record for the election of each of these nominees, unless otherwise instructed.

Our Board determined that each of the nominees qualifies for election as a member of our Board. In making this determination, our Board believes that its membership should be composed of directors who have the highest integrity, a diversity of experience, the education and ability to understand business problems and evaluate and propose solutions, the personality to work well with others, a dedication to the interests of our stockholders, a commitment to our social responsibilities, and the time to meet their responsibilities as directors. Our Board further believes that a substantial majority of its membership should be independent. Our Board has determined that Ms. Avedon, Mr. Mason and Ms. Mora qualify as independent directors under applicable rules and regulations and GCP’s independence standards. See information contained in the "Corporate Governance- Independence of Directors" section of this Proxy Statement.

All of our directors bring to our Board a wealth of leadership capabilities derived from their service in executive and managerial roles and also extensive board experience. Background information about the nominees and the continuing directors, including their business experience and directorships held during the past five years, ages as of February 1, 2018, and certain individual qualifications and skills of our directors that contribute to our Board’s effectiveness as a whole, are described below.

Our Board believes that the GCP directors as a group have backgrounds and skills important to our business. The biographies below summarize the experiences, qualifications, attributes, and skills that qualify our nominees and continuing directors for service on our Board.

Unless otherwise instructed, the proxies will vote “FOR” each of the director nominees.

GCP’S BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”
THE ELECTION OF EACH OF MARCIA J. AVEDON, PHILLIP J. MASON AND ELIZABETH MORA.

NOMINEES FOR ELECTION AS DIRECTORS

Nominees-Class II-Term to expire at the 2019 Annual Meeting

Marcia J. Avedon Age 56 Director since 2016
Dr. Avedon has served as Senior Vice President of Human Resources, Communications, and Corporate Affairs for Ingersoll Rand, a global diversified industrial company, since 2007. In this role, she leads global human resources, public affairs, corporate social responsibility, communications, and brand management. She has served as a director of Lincoln National Corporation, and currently serves on the boards of several policy, professional, and nonprofit organizations. Dr. Avedon is the inaugural chair of the University of South Carolina’s Center for Executive Succession and she previously chaired the Board of Advisors for the Belk College of Business, University of North Carolina at Charlotte.

Dr. Avedon brings to our Board her strong business operating experience across the industrial, healthcare, consumer products, and professional services sectors. She has led businesses through large-scale organizational changes, including mergers, acquisitions, divestitures, and spin-offs.

Phillip J. Mason Age 67 Director since 2016
Mr. Mason served as President of the Europe, Middle East Africa (EMEA) Sector of Ecolab, Inc. (a leading provider of food safety, public health and infection prevention products and services), a position he held from 2010 until his retirement in 2012. Prior to leading Ecolab’s EMEA Sector, Mr. Mason had responsibility for Ecolab’s Asia Pacific and Latin America businesses as President of Ecolab’s International Sector from 2005 to 2010 and as Senior Vice President, Strategic Planning in 2004. Mr. Mason is a director of Lincoln Electric Holdings, where he has served since 2013.

Mr. Mason brings over 35 years of international business experience to our Board, including starting, developing and growing businesses abroad in both mature and emerging markets. Additionally, he brings a strong finance and strategic planning background, including merger and acquisition experience, along with significant experience working with and advising boards on diverse issues confronting companies with international operations.

Elizabeth Mora Age 57 Director since 2016
Ms. Mora has served since March 2015 as the Chief Administrative Officer, Vice President for Finance and Administration, and Treasurer of The Charles Stark Draper Laboratory, Inc., a non-profit engineering research and development laboratory serving the national interest in applied research, engineering development, advanced technical education, and technology transfer. From August 2008 to March 2015, she served as Vice President for Finance and Administration, and Chief Financial Officer of The Charles Stark Draper Laboratory, Inc. Previously she served as Chief Financial Officer of Harvard University, with its large endowment, $3 billion annual operating budget, and 15,000 employees. In her 12 years at Harvard, she was a leader in research administration, the business side of information technology, and a key liaison between the university and government partners including the Office of Management and Budget, the National Institutes of Health, the National Science Foundation and the Department of Defense and the various Offices of Inspectors General. She is a certified public accountant and spent nine years in public accounting and consulting in the National Regulatory Consulting Practice at PricewaterhouseCoopers. She has served as a director of MKS Instruments, Inc. since 2012 and as Chair of the Compensation Committee of the MKS Instruments board since 2017.

Ms. Mora brings to our Board a breadth of financial, audit, accounting, risk management, and financial controls experience.

CONTINUING DIRECTORS

Continuing Class III Directors-Term to expire at the 2019 Annual Meeting

Ronald C. Cambre Age 79 Director since 2016
Mr. Cambre served as Chairman of the Board and Chief Executive Officer of Newmont Mining Corporation until his retirement as CEO in 2000 and Chairman in 2001. He joined Newmont as Vice Chairman and CEO in 1993. Mr. Cambre served as Chairman of the Board of McDermott International, Inc. (an engineering and construction company) from 2008 to 2011 and as a director of Cliffs Natural Resources, Inc. from 1996 until 2011. Mr. Cambre also served as a director of W. R. Grace & Co. (“Grace”) from 1998 until our separation from Grace on February 3, 2016, when he became a director and Non-Executive Chairman of the Board of GCP. Mr. Cambre is a director of J.D.C, a small start-up, where he has served since 2013.

Mr. Cambre brings to our Board his extensive background in leadership and management at the most senior level in major corporations, his deep understanding of international business and global energy issues and his governance and oversight experience developed as a director of multiple public companies.

Gerald G. Colella Age 61 Director since 2017
Mr. Colella has served as a director and as Chief Executive Officer and President of MKS Instruments, Inc., a provider of technology solutions for the environmental monitoring, defense and security, life sciences and research, process and industrial manufacturing and thin film industries, since January 2014. From February 2013 until December 2013, Mr. Colella served as President and Chief Operating Officer of MKS Instruments. He served as Vice President and Chief Operating Officer from January 2010 until February 2013 and served as Vice President and Chief Business Officer of MKS Instruments from April 2005 until January 2010. In addition, Mr. Colella also served as Acting Group Vice President, PRG Products from July 2007 to March 2010.

Mr. Colella brings to our Board over 30 years of commercial and operating experience and leadership. As the CEO of a public company, Mr. Colella is familiar with the numerous and varied issues facing public companies, particularly with respect to operational, financial and corporate governance matters. His leadership experience and financial acumen position him well to serve as a member of our Board.

Continuing Class I Directors-Term to expire at the 2020 Annual Meeting

Janice K. Henry Age 66 Director since 2016
Ms. Henry retired in 2006 from Martin Marietta Materials, Inc. (a chemical and materials manufacturer) having served as Chief Financial Officer from 1994 until 2005. She also served as Senior Vice President of Martin Marietta Materials from 1998 until 2006 and as Treasurer of Martin Marietta Materials from 2002 until 2006. After her retirement in 2006, she provided consulting services to Martin Marietta Materials, Inc. until 2009. Ms. Henry serves as a member of the Corporation of The Charles Stark Draper Laboratory, Inc., a non-profit engineering research and development laboratory serving the national interest in applied research, engineering development, advanced technical education, and technology transfer. Ms. Henry previously served as a director of North American Galvanizing and Coatings, Inc. from 2008 until its acquisition in 2010 by AZZ Incorporated, of Inco Limited from 2004 until its acquisition in 2006 by Companhia do Rio Doce (now Vale), and of Cliffs Natural Resources, Inc. from 2009 until 2014. Ms. Henry also served as a director of Grace from 2012 until our separation from Grace on February 3, 2016, when she became a director of GCP.

Ms. Henry brings to our Board her substantial experience in financial and accounting leadership, including with respect to acquisitions and capital structuring, gained as an officer of a chemicals and materials manufacturer. She also has significant governance and oversight experience from her service on public and private corporate boards.

Gregory E. Poling Age 62 Director since 2016
Mr. Poling has served as GCP’s President and Chief Executive Officer since our separation from Grace on February 3, 2016. Mr. Poling joined Grace in 1977 and became President of Grace Division (one of Grace’s two operating segments at the time) and Vice President of Grace in 2005. Mr. Poling served as President and Chief Operating Officer of Grace from 2011 to early 2016. As a result of his service at Grace, Mr. Poling has developed valuable business, management and leadership experience, including 23 years of experience in construction products, and has long-standing relationships with many of GCP's customers.

Mr. Poling brings to our Board his extensive experience in sales, manufacturing, marketing and executive management, including in particular his experience in leading our construction businesses.

Danny R. Shepherd Age 66 Director since 2016
Mr. Shepherd served as Vice Chairman of Vulcan Materials Company (the nation’s largest producer of construction aggregates: primarily crushed stone, sand and gravel), a position he held from 2013 until his retirement in 2015. Prior to becoming Vice Chairman, Mr. Shepherd served as Executive Vice President and Chief Operating Officer, from 2012 to 2013, Executive Vice President, Construction Materials, from 2011 to 2012, and Senior Vice President, Construction Materials East, from 2007 to 2011. He originally joined Vulcan in 1973 and left in 1993 to build a lime and limestone business, ultimately serving as President of Global Stone Corp. before returning to Vulcan in 2002. Mr. Shepherd has served as a director of Beazer Homes USA, Inc. since 2016. Mr. Shepherd previously served on the Boards of Directors of the American Road and Transportation Builders Association; National Stone, Sand & Gravel Association; National Ready Mix Concrete Association; National Lime Association; and Pulverized Minerals Association.

Mr. Shepherd brings to our Board over 40 years of executive, operations, and commercial leadership experience with public companies, spanning P&L management, corporate strategy, business development, mergers and acquisitions, investor relations, capital planning, organization structure, and succession planning.

CORPORATE GOVERNANCE

Corporate Governance Principles
GCP is committed to good corporate governance, which we believe will help us sustain our success and continue to build long-term stockholder value. To that end, the Company has in place Corporate Governance Principles which are designed to assist the Company and the Board in implementing effective corporate governance practices. Our Board of Directors believes that good governance requires not only an effective set of specific practices, but also a culture of responsibility throughout an organization, and governance at GCP is intended to achieve both. The Board also believes that good governance ultimately depends on the quality of an organization’s leadership, and it is committed to recruiting and retaining directors and officers of proven leadership ability and personal integrity. You can find the GCP Corporate Governance Principles on our website at www.gcpat.com.
Independence of Directors
Under the NYSE's Corporate Governance Standards, a majority of the Board must qualify as independent directors. However, our Corporate Governance Principles require that a substantial majority of the Board qualify as independent directors. The NYSE Corporate Governance Standards define specific relationships that disqualify directors from being independent and further require that for a director to qualify as independent, the Board must affirmatively determine that the director has no material relationship with our Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with our Company).
In making determinations regarding independence, the Board applied the NYSE standards, reviewed GCP’s relationships with organizations with which our directors are affiliated and broadly considered all relevant facts and circumstances known to it. In this regard, the Board considered that subsidiaries of Ingersoll-Rand plc, where Marcia J. Avedon serves as Senior Vice President of Human Resources, Communications and Corporate Affairs, provide products to GCP in the ordinary course of business, primarily pumps and valves. The Board noted that the amount paid to Ingersoll-Rand was well below the relevant thresholds noted in the NYSE's Corporate Governance Standards, and determined that this business relationship is not material to GCP, Ingersoll-Rand, or Ms. Avedon. Based on the foregoing considerations, the Board concluded that Ms. Avedon does not have a direct or indirect material interest in the transactions with Ingersoll-Rand.
The Board also determined that each of our directors, other than Gregory E. Poling, our President and Chief Executive Officer, satisfies the independence criteria set forth in the NYSE Corporate Governance Standards and is independent. These independent directors are: Marcia J. Avedon, Ronald C. Cambre, Gerald G. Colella, Janice K. Henry, Phillip J. Mason, Elizabeth Mora, and Danny R. Shepherd. Each independent director is expected to notify the chair of the Nominating and Governance Committee, as soon as reasonably practicable, of changes in his or her personal circumstances that may affect the Board’s evaluation of his or her independence.
Board Leadership – Independent Chairman of the Board of Directors
Under our Corporate Governance Principles, our Board makes a determination as to whether the Chief Executive Officer should also serve as Chairman of the Board. This determination is based upon the composition of our Board and the circumstance of GCP at the time. Our Board has considered the roles and responsibilities of each position and currently believes that GCP and its stockholders are best served by having Mr. Cambre serve as Chairman of the Board. Our Board of Directors believes that Mr. Cambre's position is appropriate due to his extensive industry experience, his in-depth knowledge of GCP and its international operations and strategy, and his full appreciation of the business environment and GCP's risk management strategies. Our Board believes that as Chairman of the Board, Mr. Cambre, as an independent director, can provide a single voice to management, stockholders and customers and be a vital link between management and the independent directors.

Term Limits for Directors

Pursuant to our Corporate Governance Principles, after a director has reached 15 years of service on the Board, that director must submit his or her resignation. The Board has the option to accept or reject such resignation.

Director Nomination Process; Shareholder Recommendations for Director Nominees

In considering candidates for election to our Board, we are guided by our belief that our Board should be composed of individuals with a commitment to increasing stockholder value, a diversity of experience, the highest integrity, the education and ability to understand business problems and evaluate and propose solutions, the personality to work well with others, a commitment to GCP's social responsibilities and the availability of time to assist GCP. We wish to ensure that a diversity of experience is reflected on our Board, including a broad diversity of industry experience, product experience and functional background. Pursuant to our Corporate Governance Principles, we are also committed to having a substantial majority of our Board be independent, as defined by NYSE rules and applicable laws and regulations.

Our Board conducts a self-assessment process every year and periodically reviews the skills and characteristics needed by our Board. As part of the review process, our Board considers the skill areas represented on our Board, those skill areas represented by directors expected to retire or leave our Board in the near future, and recommendations of directors regarding skills that could improve the ability of our Board to carry out its responsibilities.

When our Board or the Nominating and Governance Committee has identified the need to add a new Board member with specific qualifications or to fill a vacancy on our Board, the chair of the Nominating and Corporate Governance Committee will initiate a search, seeking input from other directors and management, review any candidates that the Committee has previously identified or that have been recommended by stockholders in that year and may retain a search firm. The Nominating and Governance Committee has the sole authority to retain and terminate any search firm to be used to identify director candidates and the sole authority to approve the search firm's fees and other retention terms.

The Nominating and Governance Committee will consider director nominations made by stockholders. To nominate a person to serve on the Board, a stockholder should write to: GCP Applied Technologies Inc., 62 Whittemore Avenue, Cambridge, Massachusetts 02140, Attention: Corporate Secretary. Director nominations must be delivered to the Corporate Secretary in accordance with the Company’s By-laws. This generally means the nomination must be delivered not fewer than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting, provided, that if (a) the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date of the preceding year’s annual meeting, or (b) no annual meeting was held during the preceding year, then the notice must be delivered not earlier than 120 days prior to the date of such annual meeting and not later than the close of business on the later of (i) the ninetieth day prior to the date of such annual meeting or (ii) the tenth day following the day on which public announcement of the date of such meeting is first made by the Company. The nomination must contain any applicable information and must otherwise be in proper form, as set forth in the Company’s By-laws. The Nominating and Governance

Committee will consider and evaluate persons nominated by stockholders in the same manner as it considers and evaluates other potential directors.

Communications with our Board of Directors

Stockholders, employees, customers, vendors or other interested parties may communicate with our Board of Directors by writing to our Corporate Secretary, at the following address: Board of Directors, c/o GCP Applied Technologies Inc., 62 Whittemore Avenue, Cambridge, Massachusetts 02140, Attention: Corporate Secretary. The Corporate Secretary will review and forward all communications from stockholders to the Board, except for those communications from stockholders that are outside the scope of Board matters or duplicative of other communications by the applicable stockholder and previously forwarded to the Board.

Board Role in Risk Oversight

Our Board of Directors actively oversees the risk management of GCP and the implementation of our strategic plan and the risks inherent in the operation of our businesses. Our Board reviews the GCP enterprise risk management program at least annually and considers whether risk management processes are functioning properly and are appropriately adapted to GCP’s strategy, culture, risk appetite and value-generation objectives. Our Board provides guidance to management regarding risk management as appropriate. These activities are supplemented by an internal audit function that reports directly to the Audit Committee.

Standing Board committees are responsible for overseeing risk management practices relevant to their functions. The Audit Committee oversees the management of market and operational risks that could have a financial impact, such as those relating to internal controls and financial liquidity. The Nominating and Governance Committee oversees risks related to governance issues, such as the independence of directors and the breadth of skills on our Board. The Compensation Committee manages risks related to GCP’s executive compensation plans and the succession of the Chief Executive Officer and other executive officers. The Corporate Responsibility Committee manages certain risks related to government regulation and environment, health and safety matters.

Risk Management in Our Compensation Practices

At the Compensation Committee’s direction, representatives of GCP’s human resources and legal departments conducted a risk assessment of GCP’s compensation policies and practices during 2017. This risk assessment consisted of a review of cash and equity compensation provided to GCP employees, with a focus on compensation payable to senior executives and incentive compensation plans which provide variable compensation to other GCP employees based upon Company and individual performance. The Compensation Committee and its independent consultant reviewed the findings of this assessment and agreed with the conclusion that our compensation programs are designed with the appropriate balance of risk and reward in relation to GCP’s overall business strategy and do not create risk that is reasonably likely to have a material adverse effect on GCP. The following characteristics of our compensation programs support this finding:

•our use of different types of compensation vehicles that provide a balance of long- and short-term incentives with fixed and variable components;

•the cap on awards to limit windfalls;

•our practice of looking beyond results-oriented performance in assessing the contributions of a particular executive;

•our share ownership guidelines;

•our executive compensation claw-back policy;

•our recoupment policy for equity awards; and

•the ability of the Compensation Committee to reduce incentive payouts if deemed appropriate.

Code of Ethics

The Company has adopted a Business Ethics Policy and a Conflicts of Interest Policy that are applicable to the members of our Board and to all of our employees, including, but not limited to, the principal executive officer, principal financial officer, principal accounting officer or controller, or any person performing similar functions. Together, these policies meet the requirements of a “code of ethics” as defined by SEC regulations as well as the requirements of a code of business conduct and ethics under NYSE listing standards. The Business Ethics Policy and Conflicts of Interest Policy are posted on our website www.gcpat.com under the heading “Investors.” Any amendments to or waivers of our Business Ethics Policy or Conflicts of Interest Policy that our Board of Directors approves will be disclosed on our website.

Chief Executive Officer Succession Planning

The Board’s Compensation Committee and the full Board periodically review succession planning for our Chief Executive Officer and other senior leadership positions. Our Chief Executive Officer discusses with the Board and the Compensation Committee, at least once per year, his recommendations and evaluations of potential successors to his position, including in the event of an unexpected emergency, and reviews development plans, if any, recommended for such individuals.

Stock Ownership Guidelines

In order to ensure that the long-term financial interests of our directors and senior executives are fully aligned with the long-term interests of our stockholders, our Board has implemented stock ownership guidelines. The guidelines are as follows:

Category of Executive	Ownership Guideline
Directors (other than CEO)	5 times cash portion of annual retainer
Chief Executive Officer	5 times base salary
Other Executive Officers	3 times base salary
Directors and executives subject to the stock ownership guidelines have five years from their initial election or appointment to comply with the relevant guideline.

MEETINGS AND BOARD COMMITTEES

Board Meetings

Our Board held six meetings in 2017. Each incumbent director attended at least 75% of the aggregate number of meetings of the Board of Directors and the committees of the Board on which he or she served during the period that he or she served.
Executive Sessions

During 2017, the independent directors met in executive session at every regular Board meeting, including an executive session to perform the annual evaluation of the CEO. The independent Chairman of the Board presided at these executive sessions. Also during 2017, each of the Audit, Compensation, and Nominating and Governance Committees met in executive sessions without members of management present.

Director Attendance at Board, Board Committee and Annual Meetings

Our Board generally holds six regular meetings per year and meets on other occasions when circumstances require. Directors spend additional time preparing for Board and committee meetings and participating in conference calls to discuss quarterly earnings announcements or significant transactions or developments. Additionally, we may call upon directors for advice between meetings. Under our Corporate Governance Principles, we expect directors to regularly attend meetings of our Board and of all committees on which they serve and to review the materials sent to them in advance of those meetings. We expect nominees for election at each annual meeting of stockholders to attend the annual meeting. All of our directors attended the 2017 Annual Meeting of Stockholders.

Committees of the Board of Directors

Our Board of Directors has the following four standing committees: Audit Committee, Nominating and Governance Committee, Compensation Committee, and Corporate Responsibility Committee. Only independent directors, as independence is determined in accordance with NYSE rules and other applicable laws or regulations, are permitted to serve on the standing committees. The Board annually selects, from among its members, the members and Chair of each standing committee.

The table below provides information with respect to committee membership as of February 1, 2018. The table also sets forth the number of meetings (including teleconference meetings) held by each committee in 2017:

Director	Audit	Compensation	Nominating and Governance	Corporate Responsibility
Marcia J. Avedon	✓	*	✓	✓
Ronald C. Cambre ‡	✓	✓	*	✓
Gerald G. Colella	✓	✓	✓	✓
Janice K. Henry	*	✓	✓	✓
Phillip J. Mason	✓	✓	✓	✓
Elizabeth Mora	✓	✓	✓	*
Gregory E. Poling
Danny R. Shepherd	✓	✓	✓	✓
Number of 2017 Meetings	7	6	4	2

✓Committee Member * Committee Member and Committee Chair ‡ Chairman of the Board

Each standing committee has a written charter that describes its responsibilities. Each of the standing committees has the authority, as it deems appropriate, to independently engage outside legal, accounting or other advisors or consultants. In addition, each standing committee annually conducts a review and evaluation of its performance and reviews and reassesses its charter. You can find the current charters of each standing committee on our website at www.gcpat.com.

Audit Committee

The Audit Committee has been established in accordance with the provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the rules of the NYSE and our Corporate Governance Principles. The Audit Committee assists our Board in overseeing:

•the integrity of GCP’s financial statements;

•GCP’s compliance with legal and regulatory requirements;

•the qualifications and independence of GCP’s independent registered public accountant;

•the performance of GCP’s internal audit function and independent registered public accountant; and

•the preparation of an audit committee report as required by the SEC.

The Audit Committee has the authority and responsibility for the appointment, retention, compensation, oversight and, if circumstances dictate, discharge of GCP’s independent registered public accountant, including pre-approval of all audit and non-audit services to be performed by the independent registered public accountant. The independent registered public accountant reports directly to the Audit Committee and, together with GCP’s internal audit function, has full access to the Audit Committee and routinely meets with the Audit Committee without management being present. The Audit Committee is also responsible for reviewing, approving and ratifying any related person transaction.

The Audit Committee members are Marcia J. Avedon, Ronald C. Cambre, Gerald G. Colella, Janice K. Henry, Phillip J. Mason, Elizabeth Mora, and Danny R. Shepherd, each of whom meets the independence standards of the SEC and NYSE, are financially literate within the meaning of the NYSE listing standards and meet the experience and financial requirements of the NYSE listing standards. Our Board of Directors has determined that Ms. Henry, Ms. Mora, Mr. Cambre, Mr. Colella, and Mr. Shepherd are "audit committee financial experts" as defined by SEC rules and regulations. Ms. Henry serves as Chair of the Audit Committee.

Nominating and Governance Committee

The Nominating and Governance Committee:

•sets criteria for the selection of directors, identifies individuals qualified to become directors and recommends to our Board the directors nominees for the annual meeting of stockholders;
•develops and recommends to our Board appropriate corporate governance principles applicable to GCP;
and
•oversees the evaluation of our Board.

The Nominating and Governance Committee members are Marcia J. Avedon, Ronald C. Cambre, Gerald G. Colella, Janice K. Henry, Phillip J. Mason, Elizabeth Mora and Danny R. Shepherd, each of whom meets the independence standards of the NYSE. Mr. Cambre serves as Chair of the Nominating and Governance Committee.

Compensation Committee

The Compensation Committee:

•approves all compensation actions with respect to GCP’s directors, executive officers and certain other members of senior management;

•evaluates and approves GCP’s annual and long-term incentive compensation plans (including equity-
based plans), and oversees the general compensation structure, policies and programs of GCP;

•oversees the development of succession plans for the executive officers other than the Chief Executive
    Officer, and, in conjunction with the Chairman of the Board, oversees the development of succession plans for the Chief Executive Officer; and

•produces an annual report on executive officer compensation as required by applicable law.

The Compensation Committee is authorized to delegate to any one or more directors (which person(s) need not be members of the Compensation Committee) and/or executive officers the authority to review and grant, as the act of the Compensation Committee and of the Board, stock options and other equity incentive grants to eligible employees other than the Chief Executive Officer, the other executive officers, and the Chief Executive Officer’s other direct reports. The Compensation Committee may also form and delegate authority to subcommittees when appropriate, which may consist of one or more members of the Compensation Committee.

The Compensation Committee engaged Willis Towers Watson as its independent provider of compensation consulting services for decisions relating to 2017 compensation. Please see "Executive Compensation – Compensation Discussion and Analysis" in this Proxy Statement for further discussion about the role of Willis Towers Watson. The Compensation Committee may also utilize external legal advisors as necessary and assesses the independence of all of its advisors.

Representatives of Willis Towers Watson regularly attend meetings of the Compensation Committee. For portions of those meetings, the Chief Executive Officer and the Vice President and Chief Human Resources Officer also attend and are given the opportunity to express their views on executive compensation to the Compensation Committee.

The Compensation Committee members are Marcia J. Avedon, Ronald C. Cambre, Gerald G. Colella, Janice K. Henry, Phillip J. Mason, Elizabeth Mora, and Danny R. Shepherd, each of whom is: independent under the independence standards of the NYSE, a “non-employee director” of GCP as defined under Rule 16b-3 of the Exchange Act, and an “outside director” for the purposes of the corporate compensation provisions contained in Section 162(m) of the Internal Revenue Code of 1986, as amended. Dr. Avedon serves as Chair of the Compensation Committee.

Corporate Responsibility Committee

The Corporate Responsibility Committee assists our Board and management in addressing GCP’s responsibilities as a global corporate citizen. In particular, the Corporate Responsibility Committee counsels management with respect to:

•the development, implementation and improvement of procedures, programs, policies and practices relating to GCP’s responsibilities as a global corporate citizen;

•the adherence to those procedures, programs, policies and practices at all levels of GCP; and

•the maintenance of open communications to ensure that issues are brought to the attention of, and considered by, all appropriate parties.

The Corporate Responsibility Committee members are Marcia J. Avedon, Ronald C. Cambre, Gerald G. Colella, Janice K. Henry, Phillip J. Mason, Elizabeth Mora, and Danny R. Shepherd, each of whom meets the independence standards of the NYSE. Ms. Mora serves as Chair of the Corporate Responsibility Committee.

Director Compensation

Non-Employee Director Compensation Program

Our director compensation program is intended to enhance our ability to attract, retain and motivate nonemployee directors of exceptional ability and to promote the common interest of directors and stockholders in enhancing the value of GCP. The Compensation Committee reviews director compensation periodically. The Compensation Committee has the sole authority to engage a consulting firm to evaluate director compensation.

Under our nonemployee director compensation program, each nonemployee director receives an annual retainer of $180,000 – consisting of a cash retainer of $80,000, paid quarterly, and an annual award of $100,000 of GCP common stock. Additional cash retainers, also paid quarterly, are as follows: the Non-Executive Chairman of the Board, who also serves as Nominating and Governance Committee Chair, receives $80,000; the Audit Committee Chair receives $15,000; and the Compensation Committee Chair receives $10,000. We reimburse directors for expenses they incur in attending Board and committee meetings and other activities incidental to their service as directors but directors are not paid any separate meeting fees. Directors, and all GCP employees, are entitled to participate in GCP’s Matching Grants Program, pursuant to which GCP matches contributions to qualifying charitable organizations up to $1,000 per year. We also maintain business travel accident insurance coverage for directors. Mr. Poling’s compensation is described in the Summary Compensation Table set forth in “Executive Compensation-Compensation Tables,” and he receives no additional compensation for serving as a member of our Board.

The following table provides compensation information for the year ended December 31, 2017 for each non-employee director:

Name	Fees Earned or Paid in Cash ($)(a)	Stock Award ($)(b)	All Other Compensation ($)(c)	Total ($)
Marcia J. Avedon	$90,000	$99,988	______	$189,988
Ronald C. Cambre	$160,000	$99,988	$1,000	$260,988
Gerald G. Colella(d)	$53,334	$99,988	______	$153,322
Janice K. Henry	$95,000	$99,988	______	$194,988
Phillip J. Mason	$80,000	$99,988	______	$179,988
Elizabeth Mora	$80,000	$99,988	______	$179,988
Danny R. Shepherd	$80,000	$99,988	______	$179,988

(a)Amount consists of cash portion of annual retainer in the amount of $80,000 and additional payments to: Ms.
Avedon for serving as Chair of the Compensation Committee in the amount of $10,000; Ms. Henry for serving as Chair of the Audit Committee in the amount of $15,000; and Mr. Cambre for serving as Chairman of the
Board and as Chair of the Nominating and Governance Committee in the amount of $80,000.

(b)Reflects the aggregate grant date fair value of the equity portion of the annual retainer consisting of 2,967 shares of GCP common stock calculated in accordance with FASB ASC Topic 718.

(c)Reflects matching contribution made by GCP on behalf of Mr. Cambre.

(d)Mr. Colella joined the Board on May 4, 2017.

GCP paid an aggregate of $7 in premiums for business travel accident insurance coverage for all directors during 2017.

OTHER INFORMATION

Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth the amount of GCP common stock beneficially owned, directly or indirectly:

•as of February 1, 2018, by each current director and nominee for director, each executive officer named in the
Summary Compensation Table and our directors and executive officers as a group; and

•as of the date indicated, by each owner of 5% or more of GCP common stock.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percent(2)
David S. Winter and David J. Millstone (3)	6,406,734		9.0%
9 West 57th Street, 30th Floor NewYork, NY 10019
Iridian Asset Management LLC (4)	4,840,340		6.8%
276 Post Road West Westport, CT 06880-4704
The Vanguard Group (5)	5,858,448		8.17%
100 Vanguard Blvd Malvern, PA 19355
T. Rowe Price Associates, Inc. (6)	4,737,866		6.6%
100 E. Pratt Street Baltimore, MD 21202
BlackRock, Inc. (7)	4,679,272		6.5%
55 East 52nd Street New York, NY 10055
Gregory E. Poling	361,502	(O)	*
	151,494	(T)
	512,996
Dean P. Freeman	2,190		*
	91,688	(O)
	93,878
Kevin R. Holland	3,514	(O)
John W. Kapples	1,263		*
	36,950	(O)
	38,213
Naren B. Srinivasan	9,880
	39,082	(O)
	48,962
Zain Mahmood (8)	2,187		*
	27,597	(O)
	29,784
Marcia J. Avedon	7,428		*
Ronald C. Cambre	18,470		*
Gerald G. Colella	2,967
Janice K. Henry	12,349		*
Phillip J. Mason	7,428		*
	9,000	(T)
	16,428
Elizabeth Mora	7,428		*
Danny R. Shepherd	10,380		*
Current directors and current executive officers as a group (12 persons)	773,013		1.1%

__________________________________
* Indicates less than 1.0%.

(O)
Pursuant to SEC rules, shares of GCP common stock to be issued upon the exercise of stock options that are exercisable and shares of GCP common stock with respect to which investment or voting power will vest within 60 days after February 1, 2018 are deemed to be beneficially owned as of such date. Such shares are deemed outstanding for purposes of computing the percentage ownership of the applicable person, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(T)	Shares owned by trusts and other entities as to which the person has the power to direct voting and/or investment.

(1)	The address of each of our directors and executive officers is c/o Corporate Secretary, GCP Applied Technologies Inc., 62 Whittemore Avenue, Cambridge, Massachusetts 02140.

(2)	Based on 71,916,926 shares of GCP common stock outstanding on February 1, 2018.

(3)
Amount and nature of ownership is based solely upon information contained in a Schedule 13D filed with the SEC by on March 13, 2017by 40 North Management LLC (“40 North Management”), 40 North Latitude Fund LP (“40 North Latitude Feeder”), 40 North GP III LLC (“40 North GP III”), 40 North Latitude Master Fund Ltd. (“40 North Latitude Master”), 40 North Latitude SPV-D LLC (“40 North Latitude SPV”), Dalbergia Investments LLC (“Dalbergia”), Standard Industries Inc. (“Standard Industries”), Standard Industries Holdings Inc. (“Standard Holdings”), G-I Holdings Inc. (“G-I Holdings”), G Holdings LLC (“G Holdings LLC”), G Holdings Inc. (“G Holdings Inc.”), David S. Winter, David J. Millstone and Ronnie F. Heyman. 40 North Latitude SPV may be deemed the beneficial owner of 2,727,519 shares. Each of 40 North Management, 40 North Latitude Master, 40 North Latitude Feeder and 40 North GP III may be deemed the beneficial owner of 4,625,519 shares. Each of Dalbergia, Standard Industries, Standard Holdings, G-I Holdings, G Holdings LLC, G Holdings Inc. and Ms. Heyman may be deemed the beneficial owner of 1,781,215 shares. Each of Messrs. Winter and Millstone may be deemed to be the beneficial owner of all of the 6,406,734 shares reported. All of the reporting persons may be deemed to have shared power to vote and shared power to dispose of such shares as they may be deemed to have beneficial ownership of. The principal business address of Dalbergia, Standard Industries, G-I Holdings, G Holdings LLC and G Holdings Inc. is 1 Campus Drive, Parsippany, New Jersey 07054. The business address of the remainder of the reporting persons is as set forth in the table above.

(4)
Amount and nature of ownership is based solely upon information contained in a Schedule 13G/A filed with the SEC by Iridian Asset Management LLC, David L. Cohen and Harold J. Levy (collectively, "Iridian") on February 6, 2018. The Schedule 13G/A indicates that as of December 31, 2017 Iridian has sole and shared voting power over 0 and 4,840,340 shares, respectively, and sole and shared investment power over 0 and 4,840,340 shares, respectively.

(5)
Amount and nature of ownership is based solely upon information contained in a Schedule 13G/A filed with the SEC by The Vanguard Group (“Vanguard") on February 9, 2018. The Schedule 13G/A indicates that as of December 31, 2017 Vanguard has sole and shared voting power over 79,053 and 21,159 shares, respectively, and sole and shared investment power over 5,764,536 and 93,912 shares, respectively.

(6)
Amount and nature of ownership is based solely upon information contained in a Schedule 13G filed with the SEC by T. Rowe Price Associates, Inc. (“T. Rowe") on February 14, 2018. The Schedule 13G indicates that as of December 31, 2017 T. Rowe has sole and shared voting power over 949,377 and 0 shares, respectively, and sole and shared investment power over 4,737,866 and 0 shares, respectively.

(7)
Amount and nature of ownership is based solely upon information contained in a Schedule 13G/A filed with the SEC by BlackRock, Inc. (“BlackRock") on January 25, 2018. The Schedule 13G/A indicates that as of December 31, 2017 BlackRock has sole and shared voting power over 4,519,631 and 0 shares, respectively, and sole and shared investment power over 4,679,272 and 0 shares, respectively.

(8)	Amounts are based on last known stock ownership as of June 30, 2017, the effective date of the named executive officer’s separation from the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, as amended, our directors, certain of our officers, and beneficial owners of more than 10% of the outstanding shares of GCP common stock are required to file reports with the SEC concerning their ownership of and transactions in GCP common stock or other GCP securities; these persons are also required to furnish us with copies of these reports. Based upon the reports and related information furnished to us, we believe that all such filing requirements were complied with in a timely manner during 2017, except for Kevin R. Holland’s initial ownership report on Form 3 and a Form 4 disclosing a sign-on equity award. These reports were subsequently filed.

Transactions with Related Persons

Our Board recognizes that transactions involving related persons in which GCP is a participant can present conflicts of interest, or the appearance thereof. Accordingly, our Board has adopted a written policy with respect to related person transactions. The policy, which is included as part of GCP’s Corporate Governance Principles, applies to transactions involving related persons that are required to be disclosed pursuant to SEC regulations, which are generally transactions in which:

•	GCP is a participant;

•	the amount involved exceeds $120,000; and

•	any related person, such as a GCP executive officer, director, director nominee, 5% stockholder or any of their respective family members, has a direct or indirect material interest.

Each such related person transaction shall be reviewed by and may be approved or ratified only if it is determined to be in, or not inconsistent with, the best interests of GCP and its stockholders by:

•	the disinterested members of the Audit Committee, if the disinterested members of the Audit Committee constitute a majority of the members of the Audit Committee; or

•	the disinterested members of our Board.

In determining whether to approve or ratify related person transactions, the Audit Committee or our Board, as the case may be, will take into account, among other factors it deems appropriate, whether the transaction is on terms no more favorable to the affiliated third-party than terms generally available to an unaffiliated third-party under the same or similar circumstances, as well as the extent of the related party’s interest in the transaction. The Audit Committee or our Board, as the case may be, also will consider relationships that, while not constituting related party transactions where a director had a direct or indirect material interest, nonetheless involve transactions between the Company and a company with which a director is affiliated, whether through employment status or by virtue of serving as a director. In the event a related person transaction is entered into without prior approval and, after review by the Audit Committee or our Board, as the case may be, the transaction is not ratified, we will make all reasonable efforts to cancel the transaction.

PROPOSAL TWO
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected PricewaterhouseCoopers LLP ("PwC") to be GCP’s independent registered public accounting firm for 2018. Although the submission of this matter for stockholder ratification at the Annual Meeting is not required by law, regulation or our By-Laws, our Board is nevertheless doing so to determine our stockholders' views. If the selection is not ratified, the Audit Committee will reconsider its selection of PwC for future years.

PwC acted as independent accountants for GCP and its consolidated subsidiaries during 2017 and has been retained by the Audit Committee for 2018. A representative of PwC will attend the Annual Meeting, will be available to answer questions and will have an opportunity to make a statement if he or she wishes to do so.

Unless otherwise instructed, the proxies will vote “FOR” this proposal.

GCP’S BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS GCP'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2018.

 Principal Accountant Fees and Services

The following table sets forth the aggregate fees for professional services rendered to GCP by PwC for the period beginning on February 3, 2016 (the date of our separation from Grace) through December 31, 2016 and for 2017:

Fee Description	2016	2017
Audit Fees	$3,763,555	4,124,545
Audit-Related Fees	50,792	133,861
Tax Fees	24,087	308,337
All Other Fees	45,521	21,614
Total Fees	$3,883,995	4,588,357
__________________________________________________________________

Audit services consisted of the audit of our consolidated financial statements, the review of our consolidated quarterly financial statements, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-related services consisted of assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not included under “Audit Fees” above.

Tax services consisted of tax advice and compliance for non-U.S. subsidiaries, including preparation of tax returns, and advice and assistance with transfer pricing compliance.

All other fees consisted of license fees for access to accounting, tax, and financial reporting literature and non-financial agreed-upon procedures.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted a preapproval policy that requires the Audit Committee to specifically preapprove the annual engagement of the independent accountants for the audit of our consolidated financial statements and internal controls. The policy also provides for general preapproval of certain audit-related, tax and other services provided by the independent accountants. Any other services must be specifically preapproved by the Audit Committee. However, the Chair of the Audit Committee has the authority to preapprove services requiring immediate engagement between scheduled meetings of the Audit Committee. The Chair must report any such preapproval decisions to the full Audit Committee at its next scheduled meeting.

Audit Committee Report

The following is the report of the Audit Committee of our Board of Directors with respect to GCP’s audited consolidated financial statements for the year ended December 31, 2017, which include the consolidated balance sheets of GCP as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, cash flows, and changes in equity for each of the three years in the period ended December 31, 2017, and the notes thereto (collectively, the “Financial Statements”).

The Audit Committee consists of the following members of our Board: Janice K. Henry (Chair), Marcia J. Avedon, Ronald C. Cambre, Gerald G. Colella, Phillip J. Mason, Elizabeth Mora and Danny R. Shepherd. Each of the members of the Audit Committee is “independent," as defined under the NYSE’s listing standards and the rules and regulations of the Securities Exchange Act of 1934, as amended. The Audit Committee operates under a written charter adopted by our Board of Directors.

The Audit Committee is responsible for reviewing the financial information that GCP provides to stockholders and others, and for overseeing GCP’s internal controls and its auditing, accounting and financial reporting processes generally. The Audit Committee’s specific responsibilities include: (1) selection of an independent registered public accounting firm to audit GCP’s annual consolidated financial statements and its internal control over financial reporting; (2) serving as an independent and objective party to monitor GCP’s annual and quarterly financial reporting process and internal control system; (3) reviewing and appraising the audit efforts of GCP’s independent registered public accounting firm and internal audit department; and (4) providing an open avenue of communication among the independent registered public accounting firm, the internal audit department, management and our Board of Directors.

The Audit Committee has reviewed and discussed the audited financial statements of GCP for the year ended December 31, 2017 with GCP’s management.

The Audit Committee has discussed with PwC, GCP’s independent registered public accounting firm, the matters required to be discussed by applicable rules issued by the Public Company Accounting Oversight Board (the “PCAOB”) regarding communications with audit committees.

The Audit Committee has received from PwC the required disclosures pursuant to applicable PCAOB rules concerning independence and has discussed with PwC their independence from GCP and its management.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to our Board of Directors that GCP’s audited financial statements be included in GCP’s Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the SEC.

Audit Committee
Janice K. Henry (Chair)
Marcia J. Avedon
Ronald C. Cambre
Gerald G. Colella
Phillip J. Mason
Elizabeth Mora
Danny R. Shepherd

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

For purposes of the following Compensation Discussion and Analysis (“CD&A”) and executive compensation disclosures, the individuals listed below are referred to collectively as our “named executive officers.” They are our President and Chief Executive Officer, our Vice President and Chief Financial Officer, our three other most highly compensated executive officers, based on fiscal 2017 compensation, and one additional individual for whom disclosure would have been required but for the fact that he was no longer serving as an executive officer on December 31, 2017.

•	Gregory E. Poling, President and Chief Executive Officer

•	Dean P. Freeman, Vice President and Chief Financial Officer

•	John W. Kapples, Vice President, General Counsel and Secretary

•	Kevin R. Holland, Vice President and Chief Human Resources Officer

•	Narasimhan (Naren) B. Srinivasan, Vice President, Chief Strategy, Marketing and Business Development Officer

•	Saber Zain Mahmood, Former President, Specialty Building Materials and Global Operations

Executive Summary

The Compensation Committee of our Board of Directors (“Committee”) has adopted an integrated executive compensation program that is intended to align our named executive officers’ interests with those of our shareholders and to promote the creation of shareholder value without encouraging excessive or unnecessary risk-taking. Additionally, the Committee has tied a majority of our named executive officers’ compensation to a number of key performance measures that contribute to or reflect shareholder value. Specifically, in addition to a base salary, our named executive officers’ compensation package includes an annual incentive compensation program that is based on the Company’s attainment of objective pre-established financial performance metrics and long-term equity awards consisting of stock options, restricted stock units, and performance-based units (“PBUs”) tied to earnings per share and relative total shareholder return. Our executive compensation programs have played a significant role in our ability to attract and retain an experienced, successful executive team.

Fiscal 2017 Business Highlights

We are a global provider of construction products technologies, including admixtures and additives for concrete and cement, the VERIFI® in-transit concrete management system and high-performance waterproofing products and specialty systems. The Company is a leader in its two global operating segments, Specialty Construction Chemicals and Specialty Building Materials. Our Specialty Construction Chemicals business produces concrete admixtures, which enhance the properties of concrete and other cementitious construction materials, and cement additives, which improve the performance of Portland cement—the most widely used construction material in the world. The Specialty Construction Chemicals business also markets and sells our VERIFI® in-transit concrete management system, which provides sophisticated process monitoring and control while concrete is in transit to the jobsite. Our Specialty Building Materials business produces building envelope, residential and specialty construction products that protect structures from water, vapor transmission, air penetration and fire damage.

During fiscal 2017, we completed the sale of our Darex Packaging Technologies (“Darex”) business for approximately $1.06 billion. The sale of Darex allowed us to transition to a construction products technologies company that focuses on growth opportunities in the global construction markets. The sale of Darex also provided us with net after-tax cash proceeds of approximately $897 million that allowed us to reduce debt and further pursue our “bolt-on” mergers and acquisitions strategy. We continued to execute on this strategy during fiscal 2017 with the acquisitions of Stirling Lloyd, a global supplier of high-performance liquid waterproofing and coatings products, Ductilcrete Technologies, a provider of engineered concrete flooring systems, and the quality control assets and related intellectual property of Contek Shilstone Inc., which includes quality control software used in the ready-mix concrete industry. We also continued to introduce innovative new products, including new concrete admixtures, cement additives and waterproofing and weather barrier products, while pursuing the application of data analytics and sensor technology to construction products.

In 2017, net sales increased 3.6%. Our Specialty Building Materials segment grew 10.9% largely due to the acquisitions we completed, while our Specialty Construction Chemicals segment declined 1.3%. Sales for both segments were adversely impacted by project timing and weather events in several of our key geographies. Our earnings were negatively impacted primarily by higher costs for key raw materials and increased logistics expenses, both of which were exacerbated by these weather events. During fiscal 2017, we also deconsolidated our Venezuela operations due to the country’s deteriorating business environment.

Our financial results for 2017 directly affected our named executive officers’ compensation. Notably, we did not attain the minimum performance level under our 2017 Annual Incentive Compensation Plan (“AICP”) that was required for a bonus payout. Accordingly, the Company did not award a payout to any named executive officer under the 2017 AICP.

Key Fiscal 2017 Compensation Decisions

As noted above, we did not achieve the minimum performance level under our 2017 AICP that was required for a bonus payout and, therefore, we did not award any payouts under the 2017 AICP to our named executive officers.

During fiscal 2017, the Committee adopted the following changes to the Company’s compensation programs:

•
Enhanced the plan design of the AICP by including revenue as an additional performance metric and requiring that a minimum performance level must be achieved on the Adjusted EBIT performance metric in order for any payout to be made under such plan.

•
Enhanced the plan design of PBUs by adding a relative total shareholder return metric that can increase (within certain limits) or decrease the payout based on the Company’s share price performance relative to that of companies that comprise the Russell 3000 index.

•
Amended the GCP Applied Technologies Inc. Retirement Plan for Salaried Employees to close the plan to new entrants, effective January 1, 2018, and to freeze the plan for all benefit accruals, effective December 31, 2022.

•
Adopted an executive incentive compensation recoupment policy that applies to both annual incentive compensation paid pursuant to the AICP, which is an element of our Equity and Incentive Plan, and long-term incentive compensation.

•	Reviewed and updated our compensation peer group to reflect the Company’s industry and business after the sale of Darex.

Policies and Practices to Support Effective Governance

The Company is committed to integrity and the highest standards of ethical conduct. The following aspects of the Company’s compensation program reinforce that commitment and illustrate our commitment to effective governance:
•More than 65% of target total direct compensation for our Chief Executive Officer and, on average, 54%     of total direct compensation for other named executive officers is performance-based (annual incentive     bonus, PBUs and stock options but excluding restricted stock units);

•
Share ownership guidelines promote long-term ownership, long-term shareholder perspective and responsible practices, with our Chief Executive Officer being required to hold Company equity valued at five times his base salary and our other named executive officers being required to hold Company equity valued at three times their respective base salaries;

•
All of our named executive officers are required to hold shares received upon the vesting or exercise of Company equity awards for the earlier of one year or until the applicable share ownership requirement is met;

•Executive incentive compensation recoupment (claw-back) policy to promote accountability;
•Caps on annual and long-term incentive award payouts limit windfalls;
•No tax assistance (gross-ups) in our change in control agreements;
•Retention of an independent compensation consultant; and

•
Our Corporate Governance Principles prohibit directors and named executive officers from hedging their economic exposure to Company securities through put or call options, short sales, derivatives, or similar instruments or transactions or pledging any Company securities as collateral or securing any loan or other liability or obligation.

Advisory “Say on Pay” Vote

At our 2017 Annual Meeting of Stockholders, we presented our shareholders with a proposal to approve on an advisory basis the compensation of our named executive officers as disclosed in our 2017 proxy statement. In the Company’s first “say on pay” vote since our separation from W. R. Grace & Co. (“Grace”), approximately 98% of the shares voted on this proposal were cast in support of our 2016 executive compensation program. As discussed in our 2017 proxy statement, the Committee adopted for fiscal 2016 a compensation program that was substantially similar to Grace’s compensation program but that it did so knowing that it would review these compensation programs each year and adopt any changes that it deems necessary or appropriate. While the Committee viewed the results of the “say on pay” vote as broad shareholder support for our executive compensation program, it reviewed and made enhancements to our AICP and PBU plan design by including additional performance metrics. The Committee will continue to consider the results of shareholder advisory votes on executive compensation when making future decisions relating to our executive compensation programs and compensation for named executive officers.

At our 2017 Annual Meeting of Shareholders, our shareholders strongly supported an annual “say on pay” vote, consistent with the recommendation of our Board of Directors (“Board”). As a result, the Board decided to hold annual “say on pay” votes.
Executive Compensation Philosophy

The key objective of our executive compensation philosophy is to attract, retain and motivate executives, including named executive officers, to perform in the best interests of the Company and its shareholders. In furtherance of this key objective, the Company has adopted the following practices:

•
Offer market competitive compensation opportunities, targeting median total direct compensation, while maintaining maximum flexibility to determine compensation based on the executive’s responsibilities, experience and performance.

•
Pay for performance through a mix of short- and long-term incentive programs, where above-market performance is rewarded with above-market compensation and underperformance results in lower realized compensation.

•	Promote ownership in the Company through stock-based compensation and share ownership guidelines.

2017 Compensation Elements

When setting compensation for named executive officers, the Committee focuses on total direct compensation. Total direct compensation includes three major components, base salary, annual incentive compensation and long-term equity awards, all of which are designed to work together to drive a complementary set of behaviors and outcomes.
Base salary. Base salary is intended to reflect the market value of the named executive officer’s role, with differentiation for individual capability.
Annual incentive compensation. Annual incentive compensation in the form of a market-competitive, performance-based cash bonus is designed to focus our executives on pre-set financial objectives each year and drive specific behaviors that foster short- and long-term growth and profitability.
Long-term equity incentive awards. Long-term incentive compensation generally consists of grants of PBUs, stock options and restricted stock units. The Committee designs our long-term incentive compensation awards to align the interests of named executive officers with the interests of our shareholders in long-term growth, reward executives for shareholder value creation, recognize executives for their contributions to the Company and promote retention. All of our executive officers are required to hold shares received upon the vesting or exercise of Company equity awards for the earlier of one year or until the applicable share ownership requirement is met.

In addition to receiving direct compensation, named executive officers also participate in various employee benefit programs, as described in the “Other Benefits” section of this CD&A.

The following charts illustrate, for fiscal 2017, the distribution of value among the three elements of direct compensation—base salary, target annual incentive awards and long-term equity incentives—for our Chief Executive Officer and, on average, for the other named executive officers. The long-term equity incentive component reflects the fiscal 2017 annual equity award and is based on the dollar value awarded by the Committee before conversion to the various forms of equity awards (see the “Long-Term Incentive Awards” section of this CD&A). Of target total direct compensation, 80% of our CEO’s and, on average, 65% of our other named executive officers’ compensation was variable, either because it was subject to performance goals, the fluctuations of our stock price, or both.

For purposes of this chart, “Long-Term Equity Incentives” includes stock options, restricted stock units and PBUs.

2017 Compensation Decisions

Base Salary

Base salary, which represents only 20% of our Chief Executive Officer’s target total direct compensation and, on average, 35% of target total direct compensation for the other named executive officers, is paid to provide a fixed component of compensation for each named executive officer. The Committee did not increase the base salary for Messrs. Poling, Freeman, Kapples or Mahmood during fiscal 2017 because their respective salary levels generally were consistent with competitive market practices. The Committee approved a base salary increase for Mr. Srinivasan in connection with his election as an executive officer, effective February 28, 2017, and established base salary for Mr. Holland in connection with his commencement of employment on January 16, 2017. Accordingly, the Committee approved the following base salaries for fiscal 2017 for our named executive officers:

Executive Officer	2016 Base Salary	2017 Base Salary	% Increase
Gregory E. Poling	$800,000	$800,000	-
Dean P. Freeman	$450,000	$450,000	-
Kevin R. Holland	N/A	$385,000	-
John W. Kapples	$380,000	$380,000	-
Naren B. Srinivasan	$375,000	$395,000	5.3%
Saber Zain Mahmood	$450,000	$450,000	-

Annual Incentive Compensation

Annual incentive compensation supports the Committee’s pay-for-performance philosophy and aligns individual goals with Company goals. Under our AICP, which is an element of, and which was adopted pursuant to, our Equity and Incentive Plan, executives are eligible for cash awards based on the Company’s attainment of pre-established performance metrics. The Committee, with input from its independent compensation consultant, Willis Towers Watson, structured the 2017 AICP as follows:

•
At the beginning of the fiscal year, the Committee established performance measures and goals, which included the financial metrics being assessed, performance targets for each metric, including the minimum performance level required for any payout to be made as well as threshold performance requirements to earn a threshold award (50% of target) and maximum performance requirements to earn a maximum award (200% of target).

•
Also at the beginning of the fiscal year, the Committee established the individual target awards for each executive, expressed as a percentage of base salary in an amount determined by the Committee to be aligned with competitive market and internal equity considerations.

•
After the close of the fiscal year, the Committee received a report from management regarding Company performance against the pre-established performance goals as well as a recommendation as to an appropriate payout amount. The Committee then reviewed the Company’s financial performance against each goal, taking into consideration management’s recommendations and the impact that certain business decisions had on the calculation of each performance metric. The Committee also reviewed the individual performance for each named executive officer. As discussed below, since we did not attain the minimum performance level under the AICP, no annual incentive award was paid to our named executive officers for 2017.

2017 AICP Targets. The fiscal 2017 AICP targets for our named executive officers, expressed as a percentage of their base salary, were established by the Committee as follows:

Executive Officer	2017 AICP Target
Gregory E. Poling	100%
Dean P. Freeman	70%
Kevin R. Holland	60%
John W. Kapples	60%
Naren B. Srinivasan	60%
Saber Zain Mahmood	70%

2017 Performance Metrics. The Committee established 2017 AICP performance metrics based on key components of our 2017 annual operating plan and after considering the general economic and market environment in which we expected to be operating during the year. After considering various plan design alternatives, the Committee approved the use of Adjusted EBIT, Revenue and Adjusted Free Cash Flow, with half of the award based on the Adjusted EBIT metric and the other half of the award based on an equal weighting between the Revenue and Adjusted Free Cash Flow metrics (i.e., 25% weighting each). The Committee selected these metrics because they were consistent with our strategic objectives of growing profitability and generating cash.

For purposes of the 2017 AICP, Adjusted EBIT, Revenue and Adjusted Free Cash Flow are defined as follows:

•
Adjusted EBIT – net income from continuing operations attributable to GCP shareholders adjusted for interest income; interest expense and related financing costs; income taxes; currency and other financial losses in Venezuela; costs related to legacy product, environmental and other claims; restructuring and repositioning expenses and asset impairments; pension costs other than service and interest costs, expected returns on plan assets and amortization of prior service costs/credits; gains and losses on sales of businesses, product lines and certain other investments; third-party and other acquisition-related costs; amortization of acquired inventory fair value adjustments; and certain other items that are not representative of underlying trends (such as legal settlements).

•	Revenue – revenue on a constant currency basis, adjusted for divestitures, excluding acquisitions during the fiscal year.

•
Adjusted Free Cash Flow – net cash provided by or used for operating activities, minus capital expenditures, plus cash paid for restructuring and repositioning; taxes paid for repositioning; capital expenditures related to repositioning; accelerated payments under defined benefit pension arrangements; and expenditures for legacy items.

Except as described below with respect to the divestiture of the Darex business, both of the Adjusted EBIT and Adjusted Free Cash Flow metrics are adjusted such that the impact of acquisitions and/or divestitures that closed after the first quarter of fiscal 2017 are excluded until the following full fiscal year. Because the sale of the Darex business occurred during fiscal 2017, the Company calculated the Adjusted EBIT and Revenue performance targets by determining: (1) the applicable performance target and actual performance result for the period of the fiscal year that Darex was a part of the Company based on the Company’s annual operating plan as adopted at the beginning of the fiscal year; and (2) the applicable performance target and actual performance result for the period of the fiscal year that Darex ceased to be a part of the Company based on the Company’s revised annual operating plan as adopted in connection with the sale of Darex. The determination of the preliminary performance multiplier was based on Company performance during these separate periods, which was then averaged for the period of time that Darex was, or was not, a part of the Company. For purposes of the Adjusted Free Cash Flow metric, the Company utilized full fiscal year cash flow and did not bifurcate the performance period between pre-sale and post-sale periods.

2017 Performance Targets and AICP Incentive Pool Funding. In addition to setting the performance metrics at the beginning of the fiscal year, the Committee also established a minimum performance level as well as threshold, target and maximum performance requirements for each performance metric. For fiscal 2017, the Committee established a minimum performance level of 80% of target performance on the Adjusted EBIT metric in order for any payout to be made under the AICP. If this minimum performance level was not achieved, then the AICP incentive pool would not be funded and the Company would not pay any annual incentive awards to executive officers for the fiscal year. However, if the minimum performance level was achieved, then the AICP incentive pool would be funded at the maximum performance level (200%), subject to reduction by the Committee after review and consideration of the Company’s performance during the fiscal year, both with respect to the performance metrics and other factors. In addition to the minimum performance level, for fiscal 2017, the Committee established threshold and maximum performance requirements as follows:

Performance Metric	Weight	Threshold (as Percentage of Target Performance)	Maximum (as Percentage of Target Performance)
Adjusted EBIT	50%	87%	113%
Revenue	25%	90%	105%
Adjusted Free Cash Flow	25%	80%	130%

For fiscal 2017, the Company did not achieve the minimum performance level for the Adjusted EBIT metric required for any payout to be made under the 2017 AICP (i.e., a performance level of at least 80%) and, therefore, the AICP incentive pool was not funded. As a result, the Committee approved no annual incentive bonus payments to executive officers under the 2017 AICP.

Long-Term Incentive Awards

The Committee uses long-term incentive compensation in the form of equity awards to deliver competitive compensation that recognizes executives for their contributions to the Company and aligns the interests of named executive officers with shareholders by focusing them on long-term growth and stock performance.

The Committee views long-term incentives as a significant element of total remuneration at the executive level and a crucial component of the Company’s “total rewards” compensation package. Accordingly, during fiscal 2017 the Committee reviewed the Company’s long-term incentive structure when designing the Company’s 2017 annual equity award, with input from Willis Towers Watson (“Willis”). Based on this evaluation, the Committee determined that the long-term incentive vehicles of stock options, restricted stock units and PBUs continued to serve the Company well. The Committee also determined that it would be appropriate to add a relative performance measure to the PBU awards and adopted a relative total shareholder return modifier, as described below. The total award value to each named executive officer for the Company’s 2017 annual equity award was allocated between the long-term incentive vehicles as follows:

•	50% of the award value was allocated to PBUs, with performance-based vesting over a three-year period based on adjusted earnings per share, as modified by relative total shareholder return;

•	25% of the award value was allocated to stock options with a three-year ratable vesting period; and

•	25% of the award value was allocated to restricted stock units with a three-year ratable vesting period.

The Committee considers this allocation appropriate, as performance-orientation is reflected in PBUs and stock options (which only have value to the extent the Company’s stock price increases from the stock price on the grant date), while grants of restricted stock units allow the program to support retention throughout a full business cycle.

For the fiscal 2017 PBU grant, the Committee determined that adjusted earnings per share, measured cumulatively over a three-year performance period, continued to be an appropriate metric for PBUs because it is an important driver of shareholder value and a key Company strategic goal. The Committee determined that including a relative total shareholder return modifier to the 2017 PBU grant would maintain the integrity of the primary metric, which is a measure of the Company’s absolute performance on earnings per share, while also reflecting Company performance against peers on a relative basis. Accordingly, the fiscal 2017 PBU award performance factor is determined as follows:

Three-Year (2017-2019) Cumulative Adjusted EPS*	Performance as a Percentage of Adjusted EPS Target	Preliminary Performance Factor**
Maximum	114% or higher	200%
102% Performance	102%	100%
Target	100%	100%
98% Performance	98%	100%
Threshold	95%	50%
Below Threshold	Less than 95%	0%

*     The three-year cumulative Adjusted EPS goal was set at a level consistent with and necessary to achieve the Company’s strategic goal of enhanced earnings per share growth.

**     The preliminary performance factor is prorated on a straight-line basis (i.e., by linear interpolation) for performance that falls between the performance targets set forth in the table above. In addition, the preliminary performance factor cannot exceed 200% under any circumstances.

Once the preliminary performance factor is set based on the three-year cumulative Adjusted EPS performance, the final performance factor, and payout level, is set by adjusting the preliminary performance factor based on the percentile rank that the Company has achieved for total shareholder return as compared to the other companies in the Russell 3000 index, as follows:

Company TSR Percentile Relative to Russell 3000	TSR Modifier*
90th or above	+25%
At least 80th but not 90th	+20%
At least 70th but not 80th	+15%
At least 60th but not 70th	+10%
At least 40th but not 60th	0%
At least 30th but not 40th	-10%
At least 20th but not 30th	-15%
At least 10th but not 20th	-20%
Below 10th	-25%

*    The TSR Modifier cannot cause the final performance factor to exceed 200%, but can reduce the final performance factor below the threshold level of 50%.

When setting long-term incentive compensation for named executive officers, the Committee employs the process described in the “How We Determine Compensation” section of this CD&A. After the Committee established a dollar value for each named executive officer’s 2017 annual equity award, that dollar value was then allocated between PBUs, stock options and restricted stock units as described above, with the exact number of PBUs and restricted stock units being calculated based on the closing price of a Company share on the grant date and the exact number of stock options based on such closing price and the applicable Black-Scholes ratio. The dollar value allocated to PBUs (i.e., 50% of the total award value) represents the target value of the PBU award.

The table below lists the total dollar value awarded by the Committee to each named executive officer as the 2017 annual equity award.

Executive Officer	2017 Annual Equity Award Value(1)
Gregory E. Poling	$2,400,000
Dean P. Freeman	$700,000
Kevin R. Holland	$385,000
John W. Kapples	$420,000
Naren B. Srinivasan	$375,000
Saber Zain Mahmood	$700,000

(1)
The amounts in the table above differ from the grant date fair value of the awards reported in the Grants of Plan-Based Awards Table. The amounts in the above table are the dollar amounts awarded by the Committee while the grant date fair value of each award reported in the Grants of Plan-Based Awards Table is the award value for accounting and SEC reporting purposes. The award value for accounting purposes for stock options is calculated by application of the Black-Scholes option pricing model. In the case of PBUs, the grant date fair value is based on the probable outcome including the market-based performance condition, calculated based on the application of a Monte Carlo simulation model.

Other Benefits

Retirement Benefits

We maintain retirement plans to assist our named executive officers with retirement income planning and increase the attractiveness of employment with us. For our named executive officers, we currently provide:

•
A tax-qualified defined benefit pension plan, the GCP Applied Technologies Inc. Retirement Plan for Salaried Employees, that is available to all eligible United States salaried employees (“Retirement Plan”);

•	An unfunded, non-qualified plan, the GCP Applied Technologies Inc. Supplemental Executive Retirement Plan, that is available to all eligible United States salaried employees (“SERP”); and

•
A tax-qualified defined contribution 401(k) plan, the GCP Applied Technologies Inc. Savings and Investment Plan that is available to all eligible United States employees (“Savings and Investment Plan”).

Retirement Plan. Full-time salaried employees, including named executive officers, who are age 21 or older and who have one or more years of service are eligible to participate in the Retirement Plan but are not entitled to receive any benefits thereunder until they satisfy the plan’s five-year vesting requirement or attain age 55. Under the Retirement Plan, benefits are based upon (i) the participant’s average annual compensation for the 60 consecutive month period in which the participant’s compensation is highest during the last 180 months of continuous participation and (ii) the participant’s number of years of credited service. At age 62, a participant is entitled to full benefits under the Retirement Plan, but a participant may elect reduced payments upon early retirement beginning at age 55. For purposes of the Retirement Plan, compensation generally includes base salary and bonus payments pursuant to the AICP; however, for 2017, federal income tax law limits to $270,000 the annual compensation on which benefits under the Retirement Plan may be based. During fiscal 2017, Messrs. Poling and Kapples had satisfied the vesting requirement and were entitled to benefits under the Retirement Plan.

During fiscal 2017, the Committee adopted an amendment to the Retirement Plan that closed the plan to new entrants, effective January 1, 2018, and that froze all benefit accruals, effective December 31, 2022.

SERP. Under the SERP, eligible employees receive the full pension to which such employee would be entitled pursuant to the Retirement Plan in the absence of the limitations described above in the “Retirement Plan” section and other limitations imposed under federal income tax law. In addition, the SERP recognizes base salary and AICP award amounts an employee elects to defer into the Savings and Investment Plan and, in some cases, periods of employment during which an employee was ineligible to participate in the Retirement Plan. Employees are eligible for benefits under the SERP once they have met the vesting requirement and are entitled to benefits under the Retirement Plan. During fiscal 2017, Messrs. Poling and Kapples were entitled to benefits under the SERP.

Savings and Investment Plan. Under the Savings and Investment Plan, the Company matches in full amounts that eligible employees elect to defer under such plan, up to the first 6% of the employee’s eligible pay. Employees who participate in the Savings and Investment Plan are immediately vested in both their contributions and Company matching contributions. The Company provides taxable replacement payments to employees, including named executive officers, whose annual compensation exceeds the amount taken into account for purposes of calculating benefits under a tax-qualified savings plan. Under this compensation practice, each eligible employee receives, as additional taxable compensation, the full Company matching contribution to which that employee would be entitled in the absence of the applicable limitations.
Health and Welfare and Other Benefits

Health and Welfare Benefits. As part of our overall compensation offering, our health and welfare benefits are intended to be competitive with peer companies. The health and welfare benefits that we provide to our named executive officers are offered to all of our eligible United States-based employees and include medical, dental, vision, prescription drug, life insurance, critical illness insurance, accident insurance, accidental death and dismemberment, flexible spending accounts, short- and long-term disability coverage, wellness and the employee assistance program.

Perquisites. Although the Company does not have a perquisite program, the Committee determined that it was in the Company’s and the executives’ best interests to establish an executive physical program that offers comprehensive and coordinated annual physical examinations at a nominal cost to the Company. Other than the executive physical program, we do not provide our named executive officers with any perquisites. The Committee believes that the emphasis on performance-based compensation, rather than on entitlements such as perquisites, is consistent with its compensation philosophy.

Severance, Salary Protection and Change in Control Benefits. We maintain a severance plan, the Severance Plan for Leadership Team Officers of GCP Applied Technologies Inc. (“Severance Plan”) and a salary protection plan, the GCP Applied Technologies Inc. Executive Salary Protection Plan (“Salary Protection Plan”) and also have entered into change in control severance agreements with each named executive officer (“Change in Control Agreements”).

Severance Plan. Under the Severance Plan, benefits are payable to any named executive officer upon an involuntary termination of employment for any reason other than cause, permanent disability or death. Severance benefits include a lump sum cash payment equal to one times the sum of the executive’s base salary plus target bonus (two times base salary and target bonus for our Chief Executive Officer), a prorated payment of the executive’s annual incentive cash award and continued health coverage at employee rates for a period of up to 24 months following termination of employment.

Salary Protection Plan. Under the Salary Protection Plan, named executive officers are eligible for death and disability benefits in the event the executive dies or becomes disabled while employed by the Company. Death benefits generally include a monthly benefit payable over no more than a 10-year period that equals the executive’s monthly base salary for the first year and half of the executive’s monthly base salary for the next nine years. Disability benefits generally include a monthly benefit equal to the executive’s monthly base salary for the first year and 60% of the executive’s monthly base salary until the executive attains age 65. The number of monthly payments for both death and disability benefits may be reduced depending on the executive’s age at death or disability and disability benefits are reduced by any benefits payable under the Company’s long-term disability plan, social security disability benefits and, upon attainment of age 62, the amount of any retirement benefits provided under a Company retirement plan.

Change in Control Agreements. Under the terms of the Change in Control Agreements, named executive officers are eligible for severance benefits in the event that there is a change in control of the Company and, within 24 months after the change in control, either the executive resigns for good reason or the executive experiences an involuntary termination of employment for reasons other than cause. Change in Control benefits include a lump sum cash payment equal to three times the sum of the executive’s annual base salary plus target bonus, a prorated payment of the executive’s annual incentive cash award and continued health coverage at employee rates and benefits similar to those provided under the Salary Protection

Plan for a period of up to 24 months following termination of employment. The Change in Control Agreements do not provide any excise tax assistance payments (i.e., gross-ups) upon a change in control termination.

Severance Agreement with Mr. Mahmood. In connection with Mr. Mahmood’s departure, the Company and Mr. Mahmood entered into a separation agreement and general release on May 31, 2017. Pursuant to the separation agreement, Mr. Mahmood received compensation and benefits generally consistent with those payable upon a termination of employment without cause under the Severance Plan, including (i) a severance payment in an amount equal to one times his base salary plus target bonus, payable in a single, lump sum payment; (ii) an additional payment in consideration for certain transition services, payable in a single, lump sum payment; (iii) eligibility for a prorated annual bonus in respect of the Company’s 2017 fiscal year, which, because it was based on actual performance for fiscal 2017, was not paid because the Committee did not award a fiscal 2017 AICP bonus to named executive officers ; (iv) continued medical, dental and vision coverage for the 24-month period following his termination of employment; and (v) outplacement services for the 12-month period following his termination of employment.

In consideration for the promises and payments made by the Company under the separation agreement, Mr. Mahmood agreed to a general release of claims in favor of the Company and agreed to be bound by restrictive covenants concerning non-competition and non-solicitation of employees for a 12-month period following his termination of employment.
How We Determine Compensation

Committee Role and Input From Management. The Committee is responsible for the Company’s executive compensation strategies, structure, policies and programs and must specifically approve compensation actions relating to our executive officers. The Committee reviews the performance of and sets the performance goals and compensation for our Chief Executive Officer. The Committee relies on input from our Chief Executive Officer, with respect to executive officers other than our Chief Executive Officer, and our Vice President and Chief Human Resources Officer, with respect to executive officers other than our Vice President and Chief Human Resources Officer, in setting the executive officer’s performance objectives, evaluating the actual performance of the executive officer against those objectives and making appropriate decisions regarding salary and incentive awards. Management input for executive officers is based upon an assessment of the executive’s individual performance as well as the performance of the executive’s business unit or function, benchmark data, strategic value and potential as a successor to the CEO. The Committee, with assistance from its consultant, will review management’s recommendations, make appropriate adjustments and approve compensation changes in its discretion.

Compensation Consultant. The Committee has the sole authority to retain, compensate and terminate any independent compensation consultant of its choosing. During fiscal 2017, Willis served as the Committee’s independent compensation consultant. Willis performs both executive compensation services to the Committee and corporate risk and brokerage services to the Company. The major services provided during fiscal 2017 by Willis under its engagement with the Committee included (1) preparing the market study described below; (2) reviewing the Committee’s charter; (3) reviewing the Company’s compensation peer group; (4) analyzing the Company’s share allocation and utilization; (5) providing advice with respect to incentive plan design; and (6) reviewing compensation payable to non-employee directors. The major services provided during fiscal 2017 by Willis under its retention by the Company on behalf of the brokerage of our global broad-based employee benefit programs included: (A) strategy development; (B) financial data analytics; (C) renewal and placement; (D) implementation and enrollment services; (E) account management; and (F) services required in connection with the sale of Darex. During fiscal 2017, the Company paid Willis $208,775 for executive compensation services to the Committee, $48,599 for benefits consulting services to the Company, $254,741 for corporate risk and brokerage services to the Company and $38,990 for compensation surveys. The Committee determined that Willis is independent and does not have a conflict of interest. In making this determination, the Committee considered the factors adopted by the New York Stock Exchange with respect to independence and conflicts of interest.
Peer Group Review and Market Data
When reviewing compensation programs for our named executive officers, the Committee considers the compensation practices of specific peer companies and reviews compensation data from general industry published surveys.
The Committee, with the assistance of its consultant, previously selected a peer group consisting of companies within similarly situated industries (i.e., building products, specialty chemicals, packaging technologies, and construction materials) and which were of comparable size based on revenue and market capitalization, generally within the range of one-

half to two times our revenue and market capitalization and with differentiation based on operational fit. The Committee reviews this peer group on an on-going basis and modifies it as circumstances warrant. The Committee determined that the peer group utilized in setting compensation for fiscal 2016 remained appropriate for setting compensation for fiscal 2017, as it continued to represent our primary competitors for capital, executive talent and, in some cases, business at the time the Committee set fiscal 2017 compensation for our executive officers. The following table sets forth the peer group approved by the Committee for purposes of setting fiscal 2017 compensation:

Advanced Drainage Systems, Inc.	Martin Marietta Materials, Inc.
AEP Industries Inc.	Minerals Technologies Inc.
Carlisle Companies Incorporated	RPM International Inc.
Eagle Materials Inc.	Schulman, Inc.
Ferro Corporation	Simpson Manufacturing Co., Inc.
HB Fuller Company	U.S. Concrete, Inc.
Headwaters Incorporated	Vulcan Materials Company
Kraton Corporation	W. R. Grace & Co.
In connection with the sale of Darex, which was consummated on July 3, 2017, the Committee, with the assistance of its consultant, reviewed and updated our peer group to reflect our business after the sale. In conducting its review, the Committee considered companies within similarly situated industries excluding the Darex business (i.e., by considering companies in the building products, specialty chemicals and construction materials industry) and which were of a comparable size based on revenue, number of employees and market capitalization, generally within the range of one-half to two times our revenue and market capitalization and with differentiation based on location, whether we compete with the company for management talent, stage in company life cycle (i.e., growth or value), and operational fit. The Committee also updated the peer group to remove companies impacted by a corporate transaction during the fiscal year. Accordingly, the Committee updated the peer group to remove Schulman, Inc. and Kraton Corporation due to their similarities to the Darex business and AEP Industries Inc. and Headwaters Incorporated due to corporate transactions. The following table sets forth the peer group approved by the Committee as appropriate peers for us after the sale of Darex, along with the financial information and other measures analyzed for each. The table also includes information regarding the Company’s relative position in the peer group in each of the categories.

Company	Fiscal Year End	Revenue	Number of Employees	Market Capitalization at May 21, 2017
		(dollars in millions)
Advanced Drainage Systems, Inc.	3/2017	$1,291	4,300	$1,232
*Armstrong World Industries, Inc.	12/2016	$1,235	3,800	$2,274
Carlisle Companies Incorporated	12/2016	$3,675	12,000	$6,486
*Continental Building Products, Inc.	12/2016	$461	617	$947
Eagle Materials Inc.	3/2017	$1,143	2,000	$4,820
Ferro Corporation	12/2016	$1,145	5,125	$1,428
*Gibraltar Industries, Inc.	12/2016	$1,008	2,311	$991
H.B. Fuller Company	12/2016	$2,095	4,587	$2,530
*Insteel Industries, Inc.	9/2016	$419	848	$611
Martin Marietta Materials, Inc.	12/2016	$3,577	8,111	$14,339
Minerals Technologies Inc.	12/2016	$1,638	3,583	$2,554
*Quaker Chemical Corporation	12/2016	$747	2,020	$1,824
RPM International Inc.	5/2017	$4,814	13,394	$7,103
Simpson Manufacturing Co., Inc.	12/2016	$861	2,647	$1,945
*Summit Materials Inc.	12/2016	$1,626	5,000	$2,875
U.S. Concrete, Inc.	12/2016	$1,168	2,934	$1,084
Vulcan Materials Company	12/2016	$3,593	7,533	$16,645
W. R. Grace & Co.	12/2016	$1,599	3,700	$4,843

GCP Applied Technologies Inc.	12/2016	$1,047	2,400	$2,173
Percent Rank		28%	28%	46%

* Represents additions to the Company’s peer group after the sale of Darex.

As noted above, the Committee also reviews a study of market compensation levels prepared by its consultant. The market data compiled by the Committee’s consultant includes information regarding total direct compensation (i.e., base salary, annual incentive awards and the value of equity awards) relating to “general industry” as well as companies in the chemicals industry, as reported by the peer group and published surveys. When setting compensation for our named executive officers, the Committee reviews the market data as well as executive compensation practices of our peer group companies to determine whether a named executive officer’s total direct compensation is within a reasonably competitive range. While the Committee does evaluate a named executive officer’s compensation package against the median as set forth in the market data, the Committee does not strictly tie target compensation for our named executive officers to any one type of peer group or survey data, but instead considers all of these sources in determining the appropriate level of compensation for our executives.
Other Compensation Policies and Arrangements

Executive Compensation Recoupment Policy

Accountability is one of our core values. To encourage our senior executives to take responsibility and affirm the Company’s commitment to integrity and the highest standards of ethical conduct, to reinforce these values through our compensation program, and to support good governance practices, we maintain an Executive Compensation Recoupment Policy (“Recoupment Policy”). The Recoupment Policy provides that the Company may recoup certain incentive compensation paid to executives if the Company is required to prepare a material negative accounting restatement due to misconduct and the executive is determined to have knowingly engaged in the misconduct or was grossly negligent in, or failing to prevent, the misconduct. If the Recoupment Policy applies, the Company may recoup, or “claw-back,” incentive compensation received upon the vesting or exercise of equity awards or the payment of an annual incentive award during the three (3) year period prior to the first public filing of the financial document requiring restatement. The Recoupment Policy is a provision of our Equity and Incentive Plan that applies to both annual incentive bonus payments, which is a component of the Equity and Incentive Plan, and long-term incentive awards.

In addition, our equity awards are subject to a claw-back provision, pursuant to which we may recover the amount of any profit the named executive officer realized upon the exercise of options or vesting of other equity awards during the period that begins six-months immediately before the officer’s involuntary termination of employment for cause and that ends on the date the Company seeks recoupment.

Executive Officer Share Retention and Ownership Guidelines

Share Retention. The Committee has determined that it is in the best interests of the Company for all named executive officers to have meaningful share ownership positions in the Company in order to reinforce the alignment of management and shareholder interests. Accordingly, the Committee adopted share retention and ownership guidelines for named executive officers. Under these guidelines, named executive officers are expected to hold Company equity with a value expressed as a multiple of base salary as follows:

Chief Executive Officer	5 times base salary
Other Named Executive Officers	3 times base salary

In determining an executive’s ownership, only shares held directly by the executive are included. Shares underlying unexercised stock options and unvested restricted stock units and PBUs are not included in the calculation. Executives may not sell, transfer or otherwise alienate shares received upon the vesting or exercise of an equity award until the earlier of the date the executive satisfies the applicable share ownership guideline or the first anniversary of such vesting or exercise. Executives are required to achieve the requisite ownership position within five years of first becoming subject to the share ownership guidelines. As of the end of the fiscal year, Mr. Poling had achieved shareholdings in excess of the applicable multiple set forth above. We expect that all other named executive officers will satisfy the requisite share ownership guidelines within the required timeframe.

Hedging and Pledging Policy. The Company’s Corporate Governance Principles prohibit directors and named executive officers from hedging their economic exposure to Company securities through put or call options, short sales, derivatives, or similar instruments or transactions or pledging any Company securities as collateral or securing any loan or other liability or obligation.
Deductibility of Executive Compensation

Internal Revenue Code Section 162(m) limits to $1 million the tax deduction available to public companies for annual compensation that is paid to covered employees (generally, the named executive officers). In evaluating compensation programs applicable to our named executive officers, the Committee considers the potential impact on the Company of Code Section 162(m) while maintaining maximum flexibility in the design of our compensation programs and in making appropriate payments to named executive officers, and consequently, may elect to provide compensation arrangements that may not be fully tax deductible under Code Section 162(m).

For taxable years beginning prior to December 31, 2017, certain performance-based compensation was exempted from Section 162(m)’s deduction limit. However, the exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our named executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

Despite the Committee’s efforts to consider the potential impact on the Company of Section 162(m) in structuring our named executive officers’ annual compensation, compensation for our covered employees (including our named executive officers) in excess of $1 million will not be deductible, except for such compensation that may qualify for the transition relief. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation repealing Section 162(m)’s exemption from the deduction limit, no assurance can be given that compensation given to our covered employees (including our named executive officers) intended to qualify for the transition relief, will be exempt from the deduction limit.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Committee is responsible for oversight of the Company’s compensation programs on behalf of the Board of Directors. In fulfilling these responsibilities, the Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

Based on the review and discussions referenced above, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2018 Annual Meeting of Stockholders.

Compensation Committee
Marcia J. Avedon, Ph.D., Chair
Ronald C. Cambre
Gerald G. Colella
Janice K. Henry
Phillip J. Mason
Elizabeth Mora
Danny R. Shepherd

Compensation Committee Interlocks and Insider Participation

During 2017, the Compensation Committee of the Board was composed of Dr. Avedon (Chair), Mses. Henry and Mora, and Messrs. Cambre, Colella, Mason and Shepherd. None of these persons is a current or former GCP officer or employee, nor did we have any reportable related party transactions with any of these persons. None of our executive officers serves or in the past has served as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving or in the past having served on our Board or the Committee.

CEO Pay Ratio
The Committee reviewed a comparison of CEO pay to the pay of all of our employees in 2017. The compensation for our CEO in 2017 was approximately 60 times the pay of our median employee.

Our CEO to median employee pay ratio is calculated in accordance with SEC requirements pursuant to Item 402(u) of Regulation S-K. We identified the median employee by examining the 2017 base salary, including overtime where applicable, paid to all individuals, excluding our CEO, who were employed by us on October 1, 2017. We included all employees, whether employed on a full-time, part-time or seasonal basis. We did not make any assumptions, adjustments, or estimates with respect to base salary, other than currency translations, for which we used exchange rates utilized for purposes of the Company’s financial reporting as in effect on the determination date, and we did not annualize the salary for any full-time employees who were not employed by us for all of fiscal 2017. We believe that the use of base salary paid to all employees is a consistently applied compensation measure that reasonably reflects compensation for our employee population because we do not widely distribute annual equity awards to employees and our job architecture and incentive bonus structure is such that an employee’s target bonus opportunity is proportionally related to the employee’s salary. With respect to equity awards, approximately two percent (2%) of our employees receive annual equity awards; with respect to our bonus structure, higher compensated employees generally have a higher target bonus opportunity.
After identifying the median employee based on the above methodology, we calculated annual total compensation for such employee using the same methodology we use for our named executive officers as set forth in the 2017 Summary Compensation Table later in this proxy statement. As illustrated in the table below, our estimated 2017 CEO to median employee pay ratio is 59.6:1.

Name and Principal Position	Salary (Overtime)	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
Chief Executive Officer	$800,000	______	$1,880,887	$599,996	______	$1,896,000	$100,500	$5,277,383
Median Employee	$52,295	$150	______	______	______	$33,000	$3,170	$88,615

Executive Compensation Tables

The following tables and notes present the compensation provided to our President and Chief Executive Officer, our Chief Financial Officer, our three other most highly compensated executive officers, based on fiscal 2017 compensation, and one additional individual for whom disclosure would have been required but for the fact that he was no longer serving as an executive officer on December 31, 2017 (our “named executive officers”). For a more complete understanding of each table, please read the notes following the table.

Summary Compensation

The information included in the Summary Compensation Table below reflects compensation of our named executive officers for the fiscal year ended December 31, 2017 (“fiscal 2017”) and, where applicable, the fiscal years ended December 31, 2016 (“fiscal 2016”) and December 31, 2015 (“fiscal 2015”).

FISCAL 2017 SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)	(I)	(J)
Gregory E. Poling President and Chief Executive Officer	2017 2016 2015	$800,000 $800,000 $616,667	______ ______ ______	$1,880,887 $3,174,433 $749,991	$599,996 $1,295,640 $752,444	______ $875,000 $502,623	$1,896,000 $989,000 $203,000	$100,500 $109,902 $87,126	$5,277,383 $7,243,975 $2,911,851
Dean P. Freeman Vice President and Chief Financial Officer	2017 2016	$450,000 $450,000	______ ______	$548,561 $987,572	$174,995 $403,084	______ $355,400	$156,000 $97,000	$48,324 $32,700	$1,377,880 $2,325,756
Kevin R. Holland Vice President and Chief Human Resource Officer	2017	$370,708	______	$601,666	$96,248	______	______	$176,373	$1,244,995
John W. Kapples Vice President, General Counsel and Secretary	2017 2016	$380,000 $380,000	_______ _______	$329,137 $592,533	$104,995 $241,847	______ $264,200	$203,000 ______	$38,652 $21,046	$1,055,784 $1,499,626
Naren B. Srinivasan(1) Chief Strategy, Marketing and Business Development Officer	2017	$390,000	______	$293,880	$93,747	______	$141,000	$37,884	$956,511
Saber Zain Mahmood(2) Former President, Specialty Building Materials and Global Operations	2017 2016	$225,000 $450,000	______ ______	$548,561 $987,572	$174,995 $403,084	______ $315,000	______ $63,000	$1,097,340 $190,296	$2,045,896 $2,408,952

(1)	Mr. Srinivasan was appointed an executive officer effective as of February 28, 2017.

(2)
Mr. Mahmood terminated employment with the Company effective June 30, 2017. In fiscal 2017, we granted Mr. Mahmood 19,167 stock options with a grant date fair value of $174,995 included in the “Option Awards” column, and 6,628 restricted stock units with a grant date fair value of $174,979 and 13,257 PBUs with a grant date fair value of $373,582 included in the “Stock Awards” column. In connection with his separation, Mr. Mahmood forfeited all of such options, restricted stock units and PBUs.

Stock Awards (Column E) and Option Awards (Column F). Reflects the aggregate grant date fair value, computed in accordance with Accounting Standards Codification 718 (“ASC 718”), of stock option, restricted stock unit and PBU awards issued to each of our named executive officers during the 2015, 2016 and 2017 fiscal years, as applicable. Further information regarding the 2017 awards is included in the Fiscal 2017 Grants of Plan-Based Awards Table, the Outstanding Equity Awards at 2017 Fiscal Year-End Table and under “Executive Compensation – Compensation Discussion and Analysis.”

In the case of PBUs, the grant date fair value is based on the probable outcome including the market-based performance condition, calculated based on the application of a Monte Carlo simulation model. For the fiscal 2017 PBU awards, the actual amounts that vest are determined at the end of the three-year performance cycle and are based upon the Company’s cumulative Adjusted EPS during such performance cycle as compared to a target level of performance established by the Committee on the grant date and the Company’s total shareholder return relative to companies in the Russell 3000 index. Depending upon whether and the extent to which the performance conditions are met, the number of shares for which the PBUs are settled may range from zero to 200%. The grant date fair value of PBUs included in this column assumes target performance. The values of the PBUs at grant date if maximum performance is achieved would be $2,399,971 for Mr. Poling, $699,970 for Mr. Freeman, $384,965 for Mr. Holland, $419,971 for Mr. Kapples, $374,986 for Mr. Srinivasan and $699,970 for Mr. Mahmood. For purposes of these calculations, we have used the closing price on the grant date, February 27, 2017, which was $26.40.

Amounts in these columns do not correspond to the actual value that may be recognized by the named executive officer, which may be higher or lower based on a number of factors, including the Company’s stock price performance and applicable vesting. For additional information relating to assumptions made in the valuation of current year awards reflected in these columns, see Note 13 (Stock Incentive Plans) to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Non-Equity Incentive Plan Compensation (Column G). Represents annual incentive cash awards paid to the named executive officers under our Annual Incentive Compensation Plan. For information regarding the calculation of these awards, see “Executive Compensation – Compensation Discussion and Analysis.” As discussed in the CD&A, the Company did not attain the minimum performance level required for a payout pursuant to the 2017 Annual Incentive Compensation Plan and thus did not award any fiscal 2017 payouts to named executive officers.

Change in Pension Value and Non-Qualified Deferred Compensation Earnings (Column H). The amounts reported are attributable to an increase in the actuarial present value of their respective accumulated benefit under the GCP Applied Technologies Inc. Retirement Plan for Salaried Employees, which we refer to as our Retirement Plan, and the GCP Applied Technologies Inc. Supplemental Executive Retirement Plan, which we refer to as our SERP, at December 31, 2017, as compared to December 31, 2016. For purposes of determining the actuarial present value of these benefits, the Company assumed retirement at age 62 with benefits payable on a straight life annuity basis and by utilizing assumptions used for financial reporting purposes under generally accepted accounting principles, including a 3.68% discount rate determined as set forth under Note 7 (Pension Plans and Other Postretirement Benefits Plans) to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Of the amount reported, the portion that is attributable to the increase in present value of the accumulated benefit under the Retirement Plan is $208,000 for Mr. Poling, $49,000 for Mr. Freeman, $98,000 for Mr. Kapples and $68,000 for Mr. Srinivasan and the portion that is attributable to the increase in present value of the accumulated benefit under the SERP is $1,530,000 for Mr. Poling, $101,000 for Mr. Freeman, $101,000 for Mr. Kapples and $69,000 for Mr. Srinivasan. As of December 31, 2017, Mr. Holland had not satisfied the one year of service requirement for participation in the Retirement Plan and SERP and Messrs. Freeman and Srinivasan had not satisfied either the five years of service requirement or age 55 requirement for vesting in such plans. For more information, see the 2017 Pension Benefits Table and related narrative.

No named executive officer received preferential or above market earnings on nonqualified deferred compensation.

All Other Compensation (Column I). Represents the aggregate dollar amount for each named executive officer for Company contributions to the GCP Applied Technologies Inc. Savings and Investment Plan, which we refer to as the Savings and Investment Plan, and replacement payments made on amounts earned in excess of certain limits imposed by applicable law and regulations. For Mr. Holland, the amount also includes the aggregate dollar amount payable in relocation benefits pursuant to the Company’s relocation policy. For Mr. Mahmood, the amount also includes separation-related payments in connection with his separation from the Company. The following table shows the specific amounts included in Column I of the Summary Compensation Table for fiscal 2017.

ALL OTHER COMPENSATION

Name and Principal Position	Company Contributions to Savings and Investment Plan	Replacement Payments for Savings and Investment Plan	Relocation Benefits	Other	Total
(A)	(B)	(C)	(D)	(F)	(G)
Gregory E. Poling	$16,200	$84,300	______	______	$100,500
Dean P. Freeman	$16,200	$32,124	______	______	$48,324
Kevin R. Holland	$13,208	$6,042	$157,123	______	$176,373
John W. Kapples	$16,200	$22,452	______	______	$38,652
Naren B. Srinivasan	$16,200	$21,684	______	______	$37,884
Saber Zain Mahmood	$16,200	$13,950	______	$1,067,190(1)	$1,097,340

(1)
The amount shown reflects separation-related payments for Mr. Mahmood comprised of: (i) $450,000, which represents an amount equal to his annual base salary; (ii) $315,000, which represents an amount equal to his target bonus opportunity under the fiscal 2017 AICP; (iii) $250,000, which represents an amount paid for certain transition services; (iv) $39,690, which represents the value of premiums we agreed to pay pursuant to his separation agreement for his continued coverage under our medical, dental and vision plans for a period of up to 24 months following his separation date; and (v) $12,500, which represents the cost of outplacement services we agreed to pay pursuant to his separation agreement for a period of up to 12 months. Because the Committee did not award a fiscal 2017 AICP bonus to named executive officers, Mr. Mahmood was not eligible to receive a prorated bonus for fiscal 2017.

Grants of Plan-Based Awards

The following table provides information concerning the annual incentive cash awards and equity incentive awards granted to each of our named executive officers in fiscal 2017.
•    “AICP” is the annual incentive cash award payable pursuant to our 2017 Annual Incentive Compensation Plan.
•    “PBUs” are restricted stock unit awards subject to performance-based vesting.
•    “RSUs” are restricted stock unit awards subject to time-based vesting.
•    “Options” are nonqualified stock options subject to time-based vesting.

FISCAL 2017 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All other Stock Awards: Number of Shares of Stock or Units (#)	All other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)	(I)	(J)	(K)	(L)
Gregory E. Poling
AICP		$400,000	$800,000	$1,600,000
PBUs	2/27/2017				22,727	45,454	90,908				$1,280,894
RSUs	2/27/2017							22,727			$599,993
Options	2/27/2017								65,717	$26.40	$599,996
Dean P. Freeman
AICP		$157,500	$315,000	$630,000
PBUs	2/27/2017				6,629	13,257	26,514				$373,582
RSUs	2/27/2017							6,628			$174,979
Options	2/27/2017								19,167	$26.40	$174,995

Kevin R. Holland
AICP		$115,500	$231,000	$462,000
PBUs	2/27/2017				3,646	7,291	14,582				$205,460
RSUs	1/17/2017							11,571			$299,978
RSUs	2/27/2017							3,645			$96,228
Options	2/27/2017								10,542	$26.40	$96,248
John W. Kapples
AICP		$114,000	$228,000	$456,000
PBUs	2/27/2017				3,977	7,954	15,908				$224,144
RSUs	2/27/2017							3,977			$104,993
Options	2/27/2017								11,500	$26.40	$104,995
Naren B. Srinivasan
AICP		$118,500	$237,000	$474,000
PBUs	2/27/2017				3,551	7,102	14,204				$200,134
RSUs	2/27/2017							3,551			$93,746
Options	2/27/2017								10,268	$26.40	$93,747
Saber Zain Mahmood
AICP		$157,500	$315,000	$630,000
PBUs	2/27/2017				6,629	13,257	26,514				$373,582
RSUs	2/27/2017							6,628			$174,979
Options	2/27/2017								19,167	$26.40	$174,995

Non-Equity Incentive Plan Awards (Columns C through E). Reflects threshold, target and maximum award amounts for fiscal 2017 pursuant to the 2017 Annual Incentive Compensation Plan. As discussed in the CD&A, the Company did not attain the minimum performance level required for a payout pursuant to the 2017 Annual Incentive Compensation Plan and thus did not award any fiscal 2017 payouts to named executive officers. The actual amounts earned by each named executive officer pursuant to such awards are set forth in Column G of the Summary Compensation Table. For Mr. Mahmood, the amounts in these columns reflect the initial range of possible cash payouts to him under our fiscal 2017 AICP. Under his separation agreement, Mr. Mahmood is entitled to receive a prorated payout subject to our financial results. As noted above, however, because the Committee did not award a fiscal 2017 AICP bonus to named executive officers, Mr. Mahmood did not receive a prorated bonus for fiscal 2017.

Equity Incentive Plan Awards (Columns F through H). Reflects threshold, target and maximum award amounts for the FY17-FY19 performance cycle pursuant to PBUs issued as part of our fiscal 2017 annual equity awards. The actual amounts, if any, earned by each named executive officer pursuant to such awards are determined by the Committee at the end of the three-year performance cycle and are based upon the Company’s cumulative Adjusted EPS during fiscal 2017, 2018 and 2019 as compared to a target level of performance for such performance period as established by the Committee on the grant date and the relative total shareholder return attained by the Company during the performance period as compared to companies in the Russell 3000 index. At threshold performance, these PBU awards provide for a payout equal to fifty percent (50%) of the target award. At maximum performance, these PBU awards provide for a payout equal to two hundred percent (200%) of the target award. For more information regarding PBUs, see “Executive Compensation – Compensation Discussion and Analysis.”

Stock Awards and Option Awards (Columns I and J). Reflects the number of shares underlying restricted stock unit awards and stock option awards, respectively, that were granted on February 27, 2017 as part of our fiscal 2017 annual equity awards and that vest one-third annually beginning on the first anniversary of the grant date. Amounts reported for

Mr. Holland include a sign-on grant in connection with his commencement of employment which consisted of 11,571 RSUs, with a grant date fair value of $299,978, that vest on January 17, 2019.

Exercise Price of Option Awards (Column K). The exercise price for option awards is the closing price of our common stock on the grant date.

Grant Date Fair Value (Column L). The grant date fair value is generally the amount that the Company would expense in its financial statements over the award’s service period.

Outstanding Equity Awards at Fiscal Year End

The following table provides information regarding outstanding stock option awards and unvested restricted stock unit and PBU awards held by each named executive officer as of December 31, 2017. Unless otherwise specified, the market value of outstanding stock awards in the table is calculated by multiplying the number of unvested restricted stock units or PBUs by $31.90, the closing price of our stock on December 29, 2017, which was the last trading day of our 2017 fiscal year.

OUTSTANDING EQUITY AWARDS AT 2017 FISCAL YEAR-END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)	(I)
Gregory E. Poling	36,686	0(1)	$15.36	5/02/2018	39,009(7)	$1,244,387	65,217(11)	$2,080,422
	32,162	0(2)	$18.58	5/08/2019	87,391(8)	$2,787,773	22,727(12)	$724,991
	130,030	65,015(3)	$19.23	5/07/2020	21,738(9)	$693,442
	50,437	100,874(4)	$17.25	2/08/2023	22,727(10)	$724,991
	38,265	76,530(5)	$17.04	2/24/2023
	0	65,717(6)	$26.40	2/27/2027
Dean P. Freeman	30,106	15,050(13)	$19.38	9/14/2020	9,033(14)	$288,153	20,289(11)	$647,219
	15,692	31,382(4)	$17.25	2/08/2023	27,188(8)	$867,297	6,628(12)	$211,433
	11,905	23,809(5)	$17.04	2/24/2023	6,762(9)	$215,708
	0	19,167(6)	$26.40	2/27/2027	6,628(10)	$211,433
Kevin R. Holland	0	10,542(6)	$26.40	2/27/2027	11,571(15)	$369,115	3,645(12)	$116,276
					3,645(10)	$116,276
John W. Kapples	9,415	18,829(4)	$17.25	2/08/2023	16,313(8)	$520,385	12,173(11)	$388,319
	7,143	14,285(5)	$17.04	2/24/2023	4,057(9)	$129,418	3,977 (12)	$126,866
	0	11,500(6)	$26.40	2/27/2027	3,977(10)	$126,866
Naren B. Srinivasan	13,677	6,836(16)	$19.81	10/19/2020	4,105(17)	$130,950	9,420(11)	$300,498
	5,464	10,928(4)	$17.25	2/08/2023	9,467(8)	$301,997	3,551(12)	$113,277
	5,527	11,054(5)	$17.04	2/24/2023	3,140(9)	$100,166
	0	10,268(6)	$26.40	2/27/2027	3,551(10)	$113,277
Saber Zain Mahmood	______	______	______	______	______	______	______	______

Footnotes

(1)
Represents fully vested stock options to purchase GCP stock that were converted upon separation from partiallyvested options originally granted by W. R. Grace & Co. on May 2, 2013 to purchase W.R. Grace stock. Theseoptions fully vested on May 2, 2016.

(2)
Represents fully vested stock options to purchase GCP stock that were converted upon separation from partiallyvested options originally granted by W.R. Grace & Co. on May 8, 2014 to purchase W.R. Grace stock. Theseoptions fully vested on May 8, 2017.

(3)
Represents stock options to purchase GCP stock that were converted upon separation from stock options originallygranted by W. R. Grace & Co. on May 7, 2015 to purchase W.R. Grace stock that vest one-third annually, beginningon the first anniversary of the grant date.

(4)
Represents stock options for GCP stock granted by us on February 8, 2016 as part of the Leadership Award issuedin connection with the separation that vest one-third annually, beginning on the first anniversary of the grant date.

(5)
Represents stock options for GCP stock granted by us on February 25, 2016 as part of our fiscal 2016 annualequity awards that vest one-third annually, beginning on the first anniversary of the grant date.

(6)
Represents stock options for GCP stock granted by us on February 27, 2017 as part of our fiscal 2017 annual equity awards that vest one-third annually, beginning on the first anniversary of the grant date.

(7)
Represents restricted stock unit awards for GCP stock that were converted upon separation from restricted stock unit awards for W.R. Grace & Co. stock that were granted on May 7, 2015 and that vest in full on May 7, 2018.

(8)	Represents restricted stock units granted on February 8, 2016 as part of the Leadership Award issued in connection with the separation that vest in full on February 8, 2019.

(9)	Represents restricted stock units granted on February 25, 2016 as part of our fiscal 2016 annual equity awards that vest one-third annually, beginning on the first anniversary of the grant date.

(10)	Represents restricted stock units granted on February 27, 2017 as part of our fiscal 2017 annual equity awards that vest one-third annually, beginning on the first anniversary of the grant date.

(11)
Represents PBUs granted on February 25, 2016 that vest after at the end of the FY16-FY18 performance cycle (such performance cycle ends December 31, 2018) only to the extent that the Committee certifies that the applicable performance criteria have been satisfied. The amounts reported in this column are based on achievement of target performance.

(12)
Represents PBUs granted on February 27, 2017 that vest after at the end of the FY17-FY19 performance cycle (such performance cycle ends December 31, 2019) only to the extent that the Committee certifies that the applicable performance criteria have been satisfied. The amounts reported in this column are based on achievement of threshold performance.

(13)
Represents stock options for GCP stock that were converted upon separation from stock options for W.R. Grace & Co. stock that were granted on September 14, 2015 to Mr. Freeman in connection with his commencement of employment and that vest one-third annually, beginning on the first anniversary of the grant date.

(14)
Represents restricted stock units for GCP stock that were converted upon separation from restricted stock unit awards for W.R. Grace & Co. stock that were granted on September 14, 2015 to Mr. Freeman in connection with his commencement of employment and that vest in full on May 7, 2018.

(15)
Represents restricted stock units that were granted on January 17, 2017 to Mr. Holland in connection with his commencement of employment and that vest in full on the second anniversary of the grant date.

(16)
Represents stock options for GCP stock that were converted upon separation from stock options for W.R. Grace & Co. stock that were granted on October 19, 2015 to Mr. Srinivasan in connection with his commencement of employment that vest one-third annually, beginning on the first anniversary of the grant date.

(17)
Represents restricted stock units for GCP stock that were converted upon separation from restricted stock unit awards for W.R. Grace & Co. stock that were granted on October 19, 2015 to Mr. Srinivasan in connection with his commencement of employment and that vest in full on May 7, 2018.

Option Exercises and Stock Vested

The following table provides information regarding the number of Company stock options that were exercised by named executive officers during fiscal 2017 and the value realized from the exercise of such awards. The table also provides information regarding the vesting of restricted stock unit awards during fiscal 2017.

FISCAL 2017 OPTION EXERCISES AND STOCK VESTED

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(A)	(B)	(C)	(D)	(E)
Gregory E. Poling	80,560	$1,371,920	17,581	$469,507
Dean P. Freeman	______	______	3,382	$89,285
Kevin R. Holland	______	______	______	______
John W. Kapples	______	______	2,029	$53,566
Naren B. Srinivasan	______	______	11,667	$336,280
Saber Zain Mahmood	27,597	$362,448	3,382	$89,285

Pension Benefits

The following table provides information regarding benefits under the GCP Applied Technologies Inc. Retirement Plan for Salaried Employees, which we refer to as our Retirement Plan, and the GCP Applied Technologies Inc. Supplemental Executive Retirement Plan, which we refer to as our SERP, for our named executive officers.

2017 PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service(1) (#)	Present value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)
(A)	(B)	(C)	(D)	(E)
Gregory E. Poling	Retirement Plan	38.42	$2,154,000	—
	SERP	38.42	$8,143,000	—
Dean P. Freeman	Retirement Plan	2.25	$97,000	—
	SERP	2.25	$156,000	—
Kevin R. Holland	Retirement Plan	.92	—	—
	SERP	.92	—	—
John W. Kapples	Retirement Plan	2.00	$100,000	—
	SERP	2.00	$103,000	—
Naren B. Srinivasan	Retirement Plan	2.17	$70,000	—
	SERP	2.17	$71,000	—
Saber Zain Mahmood(3)	Retirement Plan	—	—	—
	SERP	—	—	—

(1)
Represents the number of years of service credited under the respective plan. Pursuant to the Retirement Plan, employees must attain one year of service prior to participating in the plan and five years of credited service or age 55 prior to vesting in plan benefits. The SERP provides benefits only to the extent that the Retirement Plan provides benefits.

(2)
Amounts comprise the actuarial present value of the executive officer’s accumulated benefit under the Retirement Plan and SERP as of December 31, 2017, assuming retirement at age 62 with benefits payable on a straight life annuity basis, based on assumptions used for financial reporting purposes under generally accepted accounting principles, including a 3.68% discount rate determined as set forth in Note 7 (Pension Plan and Other Postretirement Benefits Plans) to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2017. The Retirement Plan and SERP provide for a reduction in benefits to participants who elect early retirement ranging from a 17% reduction for retirement at age 55 to no reduction for retirement at age 62. Although these amounts appear as a lump sum, they generally are paid as an annuity. The amount reported is an accounting value that was not realized by the named executive officer in cash during 2017. The amounts for Messrs. Freeman and Srinivasan include benefits to which these named executive officers are not currently entitled because these named executive officers have not attained either five years of credited service or age 55 and thus are not vested in such benefits. Although Mr. Kapples had not been credited with at least five years of service, as of December 31, 2017, he had attained age 55 and thus is vested in plan benefits. As of December 31, 2017, Mr. Holland had not yet met the requisite one year of service to be eligible to participate in the plan.

(3)	Mr. Mahmood terminated employment prior to satisfying the applicable vesting requirements and, therefore, is not entitled to any benefit under the Retirement Plan or SERP.

Non-Qualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

The Company does not sponsor or maintain any non-qualified defined contribution or deferred compensation plan, program or arrangement.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Severance Plan. For all named executive officers, severance benefits are payable pursuant to the Severance Plan for Leadership Team Officers of GCP Applied Technologies Inc., which we refer to as our Severance Plan. Under the Severance Plan, benefits are payable to executive officers upon an involuntary termination of employment for any reason other than cause, permanent disability or death. Post-termination benefits consist of:

•	a single lump sum payment equal to the executive officer’s annual base salary as of the executive’s last day of employment (two times annual base salary for the Chief Executive Officer);

•
a single lump sum payment equal to the executive’s target annual incentive cash award for the fiscal year during which such executive’s employment terminates (two times the target annual incentive cash award for the Chief Executive Officer);

•
payment of a prorated portion of the executive’s annual incentive cash award for the fiscal year during which such executive’s employment terminates; provided that the executive completed at least three months of employment during such fiscal year; and

•	continuation of medical, dental and vision benefits at active employee rates for a period of up to 24 months.

Upon a termination of employment for cause, executives, including named executive officers, are not eligible for severance benefits under our Severance Plan. For purposes of our Severance Plan, “cause” means engaging in actions that are injurious to the Company (monetarily or otherwise) or conviction of a felony or for any criminal violation involving dishonesty or fraud. The payment of benefits under our Severance Plan is conditioned upon the executive executing a general release in favor of the Company, which includes certain non-competition, non-solicitation and confidentiality provisions, under which the executive agrees not to disclose confidential Company information at any time and not to compete with the Company nor solicit our employees or customers, for a period of two (2) years following termination of employment. We may cancel benefits that are payable or seek to recover benefits previously paid if the executive does not comply with these provisions or violates the release of claims.

Salary Protection Plan. For all named executive officers, benefits in the event of death or disability prior to age 70 are payable pursuant to the GCP Applied Technologies Inc. Executive Salary Protection Plan. In the event of an executive’s death, the Salary Protection Plan provides for a monthly benefit payable over no more than a 10-year period that is equal to the executive’s monthly base salary at the time of death for the first 12 months and half of the executive’s monthly base salary at the time of death for the next 108 months. In the event of an executive’s disability, the Salary Protection Plan provides for a monthly benefit that is equal to the executive’s monthly base salary at the time of disability for the first 12 months and 60% of the executive’s monthly base salary at the time of disability until the executive attains age 65. Payments under the Salary Protection Plan due to an executive’s disability are reduced by the amount of any benefits payable to the executive under the Company’s long-term disability plan, social security disability benefits and, upon attainment of age 62, the amount of any retirement benefits provided under a Company retirement plan. Payments under the Salary Protection Plan are paid in monthly installments in the form of salary continuation payments.

Change in Control Agreements. All named executive officers have entered into a Change in Control Agreement with the Company, which renew automatically on an annual basis unless our Board of Directors elects not to renew them.

Severance benefits upon a change in control are payable pursuant to the Change in Control Agreements instead of the Severance Plan. Under the Change in Control Agreements, benefits are payable to executives only if the executive experiences an involuntary termination of employment other than for cause or resigns for good reason within 24 months after a change in control. Post-termination benefits consist of:

•
a single lump sum payment equal to three times the executive’s annual base salary as of the date immediately preceding such executive’s last day of employment (subject to reduction if the executive has attained age 62);

•
a single lump sum payment equal to three times the executive’s target annual incentive cash award for the calendar year during which such executive’s employment terminates (subject to reduction if the executive has attained age 62);

•	payment of a prorated portion of the executive’s annual incentive cash award for the fiscal year during which such executive’s employment terminates;

•
continuation of medical, dental and vision benefits that are substantially similar to those the executive received under Company benefit plans immediately preceding executive’s last day of employment at active employee rates for a period of up to 24 months; and

•	continuation of benefits that are similar to those the executive received under the Salary Protection Plan for a period of up to 24 months.

The Change in Control Agreements do not provide for any excise tax assistance (i.e., gross-ups) upon a change in control termination. Upon a termination of employment for cause, named executive officers are not eligible for benefits under the Change in Control Agreement. For purposes of the Change in Control Agreement, “cause” means the willful and continued failure to substantially perform duties with the Company after a written demand for substantial performance or willful engaging in conduct which is demonstrably and materially injurious to the Company (monetarily or otherwise).

Payments under the Severance Plan or Change in Control Agreements may be delayed until six months after termination of employment if necessary to comply with Internal Revenue Code Section 409A.

Equity Awards. The terms of equity awards issued to named executive officers by Grace prior to our separation, which we refer as Grace Awards, by us upon our separation, which we refer to as Leadership Awards, by us as part of our fiscal 2016 annual equity award, which we refer to as 2016 Awards, and by us as part of our fiscal 2017 annual equity award, which we refer to as 2017 Awards, provide for vesting under various termination or change in control scenarios as described below.

•
Death or Disability. The terms of 2016 Awards do not provide for additional vesting upon an executive’s death or disability. The terms of Grace Awards and Leadership Awards issued as restricted stock units provide for prorated vesting upon an executive’s termination of employment due to death or disability based on the number of whole months that have elapsed from the grant date through the executive’s termination of employment date. The terms of 2017 Awards provide for full vesting upon an executive’s termination of employment due to death or disability.

•
Retirement. The terms of the 2016 Awards do not provide for additional vesting upon an executive’s retirement. The terms of Grace Awards and Leadership Awards provide for additional vesting upon an executive’s retirement under the circumstances described below. For purposes of Grace Awards and Leadership Awards that were issued as stock options, retirement occurs where an executive terminates employment after attaining age 55, provided that the executive has held the award through at least the first anniversary of the grant date. For purposes of Grace Awards and Leadership Awards that were issued as restricted stock units, retirement occurs where an executive terminates employment on or after attaining age 62. For stock option awards, executives who are entitled to retirement treatment continue to vest in such award pursuant to the original vesting schedule; for restricted stock unit awards, executives who are entitled to retirement treatment receive a prorated number of restricted stock units subject to the award based on the number of whole months that have elapsed from the grant date through the executive’s retirement date. The terms of the 2017 Awards provide for full vesting upon an executive’s retirement. For purposes of the 2017 Awards, retirement occurs where an executive terminates employment after attaining age 60 and completing at least five years of service as of the executive’s employment termination date, provided that the executive has held the award through at least the six month anniversary of the grant date. As of the end of fiscal

2017, Mr. Poling satisfied the requirements for retirement treatment pursuant to the Grace Awards, Leadership Awards and 2017 Awards and Mr. Kapples satisfied the requirements for retirement treatment pursuant to the Leadership Awards that were issued as stock option awards.

•
Change in Control. The terms of Grace Awards issued as stock options and Leadership Awards (that is, legacy awards granted prior to, or in connection with, the separation) provide for full vesting of such awards upon a change in control. The terms of Grace Awards issued as restricted stock units provide for full vesting of such awards upon an involuntary termination of employment after a change in control. The terms of the 2016 Awards issued as stock options or restricted stock units provide for full vesting of such awards upon a change in control only if a replacement award is not issued to the award holder. The 2016 Awards issued as PBUs provide for pro rata vesting if a replacement award is not issued to the award holder. For this purpose, a replacement award is an equity award of the same type as the replaced award that has a value equal to that of the replaced award and that contains terms relating to vesting that are substantially identical to those of the replaced award and other terms and conditions that are no less favorable than the terms and conditions of the replaced award.

The terms of the 2017 Awards issued as stock options or restricted stock units provide for full vesting of such awards upon a change in control only if the acquirer does not issue a replacement award to the award holder or, within two years after the change in control, the award holder is involuntarily terminated without cause or resigns for good reason. The 2017 Awards issued as PBUs provide for pro rata vesting of such awards upon a change in control as follows: (i) if a replacement award is not provided to the award holder, then such holder shall become vested in a pro-rata portion (calculated based on the date of the change in control, relative to the entire period of the performance cycle in respect of which the award was granted) of each applicable award based on the actual performance level achieved as of the date of the change in control; and (ii) if a replacement award is provided to the award holder, and within two years after the change in control, the award holder is involuntarily terminated without cause or resigns for good reason, then such holder shall become vested in a pro-rata portion (calculated based on the date of the change in control termination date, relative to the entire period of the performance cycle in respect of which the award was granted) of each applicable award based on the actual performance level achieved as of the date of the last day of the entire performance cycle.

Other Termination Provisions. The terms of the Annual Incentive Compensation Plan provide that an executive is entitled to a prorated annual incentive cash award based on the number of whole months that the executive officer was employed by the Company during the fiscal year upon death, disability, retirement or involuntary termination of employment (other than for cause); however, the executive must have been employed for at least the first three months of the fiscal year for this provision to apply. For this purpose, retirement occurs where an executive terminates employment after attaining age 55. As of the end of fiscal 2017, Messrs. Poling, Holland and Kapples had satisfied the requirements for retirement treatment under the Annual Incentive Compensation Plan.

The table below reflects the amount of compensation that would become payable to each of our named executive officers under existing plans or agreements, whether issued by Grace or the Company, if the named executive officer’s employment had terminated on December 31, 2017, the last day of our 2017 fiscal year, given the named executive’s age and service levels as of such date and, if applicable, based on our closing stock price as of December 29, 2017 (the last trading day of our 2017 fiscal year), which was $31.90. These benefits are in addition to benefits available prior to the occurrence of any termination of employment, including under then-exercisable stock options, and benefits available generally to salaried employees, such as benefits under tax-qualified retirement plans or excess benefit plans (i.e., the SERP).

The actual amounts that would be paid upon a named executive officer’s termination of employment or in connection with a change in control can be determined only at the time of any such event. Due to a number of factors that may affect the amount of any benefits provided upon the events discussed below, actual amounts paid or distributed may be higher or lower than indicated in the table. Factors that could affect these amounts include the timing during the year of any such event, our stock price, the executive’s age and years of service, the attained level of performance for PBUs, and any additional agreements or arrangements we may enter into in connection with any change in control or termination of employment.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Name and Termination Scenario	Cash Severance	Bonus	Option Awards	Stock Awards	Salary Protection Plan	Welfare Benefits and Outplacement	Total
(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)
Gregory E. Poling
Involuntary Termination (other than for cause)	$3,200,000	$800,000	$2,662,990	$4,950,147	—	$39,696	$11,652,833
Death	—	$800,000	$361,444	$4,950,147	$2,400,032	—	$8,511,623
Disability	—	$800,000	$361,444	$4,950,147	$2,000,000	—	$8,111,591
Retirement	—	$800,000	$2,662,990	$4,950,147	—	—	$8,413,137
Change in Control Termination	$4,133,333	$800,000	$3,800,226	$8,981,002	—	$39,696	$17,754,257
Dean P. Freeman
Involuntary Termination (other than for cause)	$765,000	$315,000	—	—	—	$39,696	$1,119,696
Death	—	$315,000	$105,419	$1,415,276	$2,475,000	—	$4,310,695
Disability	—	$315,000	$105,419	$1,415,276	$3,105,000	—	$4,940,695
Retirement	—	—	—	—	—	—	—
Change in Control Termination	$2,295,000	$315,000	$1,107,394	$2,652,712	—	$39,696	$6,409,802
Kevin R. Holland
Involuntary Termination (other than for cause)	$616,000	$231,000	—	—	—	$39,696	$886,696
Death	—	$231,000	$57,981	$348,859	$1,925,032	—	$2,562,872
Disability	—	$231,000	$57,981	$348,859	$2,194,500	—	$2,832,340
Retirement	—	$231,000	—	—	—	—	$231,000
Change in Control Termination	$1,848,000	$231,000	$57,981	$717,974	—	$39,696	$2,894,651
John W. Kapples
Involuntary Termination (other than for cause)	$608,000	$228,000	$275,845	—	—	$39,696	$1,151,541
Death	—	$228,000	$63,250	$698,611	$1,520,048	—	$2,509,909
Disability	—	$228,000	$63,250	$698,611	$1,672,000	—	$2,661,861
Retirement	—	$228,000	$275,845	—	—	—	$503,845
Change in Control Termination	$1,824,000	$228,000	$551,371	$1,418,723	—	$39,696	$4,061,790
Naren B. Srinivasan
Involuntary Termination (other than for cause)	$632,000	$237,000	—	—	—	$39,696	$908,696
Death	—	$237,000	$56,474	$637,842	$2,175,572	—	$3,103,888
Disability	—	$237,000	$56,474	$637,842	$4,779,500	—	$5,710,816
Retirement	—	—	—	—	—	—	—
Change in Control Termination	$1,896,000	$237,000	$463,481	$1,173,443	—	$39,696	$3,809,620
Mr. Mahmood terminated employment with the Company effective June 30, 2017. For the details of the compensation and benefits paid or payable to Mr. Mahmood in connection with his termination of employment, see the “Severance Agreement with Mr. Mahmood” section in the CD&A and the “All Other Compensation” table above.
Cash Severance (Column B)
Involuntary Termination (other than for cause). Represents a single lump sum payment of the named executive officer’s annual base salary (two times the annual base salary for Mr. Poling), as of December 31, 2017, plus an amount equal to the target annual incentive cash awards for the respective executive officer (two times the target annual incentive cash award for Mr. Poling).

Change in Control Termination. Represents a lump sum payment equal to three times (a) the named executive officer’s annual base salary as of December 31, 2017; plus (b) the named executive officer’s target annual incentive cash award for the 2017 fiscal year.
Bonus (Column C)
Represents the prorated payment of the annual incentive cash award based on the number of whole months (or days in the Change in Control Termination scenario) that the named executive officer was employed by the Company during the fiscal year. Because we have assumed that the applicable termination of employment occurred on the last day of our 2017 fiscal year, the amounts reported in Column C for this scenario represent the full annual incentive cash award payable to each executive for fiscal 2017. Messrs. Poling, Holland and Kapples satisfied the requirements for retirement pursuant to the Annual Incentive Compensation Plan (attainment of age 55) and are therefore entitled to a prorated payment of the annual incentive cash award had either named executive officer voluntarily terminated employment on December 31, 2017. Because we have assumed that retirement occurred on the last day of our 2017 fiscal year, the amounts reported in Column C under the “Retirement” scenario represent the full annual incentive cash award payable to the respective named executive officer.
Option Awards (Column D)
Death/Disability. The amounts reported in Column D for these scenarios represent the value attributable to Leadership Awards and 2017 Awards issued as stock option awards that would have vested had the named executive officer terminated employment due to death or disability on December 31, 2017.

Retirement. The amounts reported in Column D for this scenario represent the value attributable to Grace Awards and Leadership Awards issued as stock option awards that would have continued to vest according to their original vesting schedule had Messrs. Poling and Kapples voluntarily terminated employment on December 31, 2017. For Mr. Poling, the amount also includes the value attributable to 2017 Awards issued as stock option awards that would have vested had he voluntarily terminated employment on December 31, 2017.
Change in Control Termination. The amounts reported for this scenario represent the value that would have been attained upon the full vesting of all unvested options held by the named executive officer as of December 31, 2017, assuming that a replacement award for the 2016 Awards and 2017 Awards were not granted in connection with a change in control. Of the amount reported, the following represents the value of legacy unvested stock options that were Grace Awards or Leadership Awards that were issued prior to, or in connection with, the Separation and that would have become fully vested upon a change in control on December 31, 2017, whether or not replacement awards were granted or a subsequent termination of the executive’s employment had occurred in connection with a change in control: $2,301,546 for Mr. Poling. $648,173 for Mr. Freeman, $275,845 for Mr. Kapples and $242,744 for Mr. Srinivasan.
Stock Awards (Column E)
Death/Disability. The amounts reported in Column E for these scenarios represent the value attributable to Grace Awards and Leadership Awards issued as restricted stock unit awards that would have become vested on a prorated basis and 2017 Awards issued as restricted stock units and PBUs that would have become fully vested had the named executive officer terminated employment due to death or disability on December 31, 2017. For purposes of these scenarios, amounts attributable to the 2017 Awards that were issued as PBUs are based on the number of shares that would have vested based on achievement of target performance.

Retirement. The amount reported in Column E for this scenario for Mr. Poling who, as of December 31, 2017, satisfied the requirements for retirement under the Grace Awards and Leadership Awards issued as restricted stock unit awards and the 2017 Awards issued as restricted stock unit awards and PBUs, represents the prorated vesting of unvested restricted stock units issued as Grace Awards and Leadership Awards and the full vesting of unvested restricted stock units and PBUs issued as 2017 Awards that were held by Mr. Poling on December 31, 2017, which would have become vested upon his retirement.

Change in Control Termination. The amounts reported for this scenario represent the value that would have been attained upon the full vesting of all unvested restricted stock unit awards held by the named executive officer as of December 31, 2017, assuming that replacement awards for the 2016 Awards and 2017 Awards were not granted in connection with a change in control and that the executive experienced an involuntary termination of employment concurrently with the change in control. Of the amount reported, the following represents the value of legacy unvested restricted stock units issued as a Leadership Award that would have become fully vested upon a change in control on December 31, 2017, whether or not replacement awards were granted or a subsequent termination of the executive’s employment had occurred in connection with a change in control: $2,787,773 for Mr. Poling, $867,298 for Mr. Freeman, $520,385 for Mr. Kapples and $301,998 for Mr. Srinivasan. For purposes of this scenario, amounts attributable to the 2016 Awards and 2017 Awards that were issued as PBUs are based on the number of shares that would have vested based on achievement of target performance.
Welfare Benefits and Outplacement Services (Column G)

Represents the employer portion of the premium paid on behalf of the named executive officer for continued coverage under the Company’s medical, dental and vision plans during the applicable severance period. Amounts are based on actual rates determined by the Company for the 2018 calendar year.

PROPOSAL THREE:
APPROVAL OF AMENDMENTS
TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
TO ELIMINATE SUPERMAJORITY VOTING REQUIREMENTS

You are being asked to approve amendments (each, a “Proposed Amendment” and collectively, the “Proposed Amendments”) to our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), substantially in the form attached to this Proxy Statement as Appendix A, to eliminate the supermajority voting requirements in the Certificate of Incorporation.

Purpose and Effect of the Proposed Amendments

Our Board of Directors and Nominating and Governance Committee carefully considered the elimination of supermajority voting requirements. Supermajority voting requirements are intended to facilitate corporate governance stability and provide protection against self-interested actions by large stockholders, including in the context of hostile acquisitions that may be viewed as undervaluing the Company, by requiring broad stockholder consensus to make certain fundamental changes. While such protection can be beneficial to stockholders, as corporate governance standards have evolved, many stockholders and commentators now view these provisions as limiting our Board’s accountability to stockholders and the ability of stockholders to effectively participate in corporate governance matters.

On balance, our Board believes that the Delaware General Corporation Law (the “DGCL”), other provisions in the Certificate of Incorporation and our existing corporate governance practices render the Company’s current supermajority voting requirements no longer necessary. Accordingly, our Board of Directors, upon recommendation of our Nominating and Governance Committee, adopted resolutions to approve the Proposed Amendments, subject to stockholder approval as required by the Certificate of Incorporation and the DGCL.

Proposal 3(a) – Removal of Current Supermajority Voting Requirements for Removal of Directors

Under Article VI, Section 4 of the Certificate of Incorporation, the affirmative vote of the holders of at least 66-2/3% of the voting power of all outstanding shares of Common Stock entitled to vote generally in the election of directors, voting together as a single class, is required for stockholders to remove directors from our Board. The Proposed Amendment requests that stockholders approve an amendment to the supermajority voting requirement in Article VI, Section 4 of the Certificate of Incorporation that replaces the references to “at least 66-2/3%” with “a majority.” As a result, prior to the completion of our Board declassification at the 2020 annual meeting of stockholders, the stockholders would be able to remove any director from office with cause by the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares entitled to vote generally in the election of directors, voting together as a single class. After the completion of Board declassification, the stockholders would be able to remove any director from office, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of the Company entitled to vote generally in the election of directors, voting together as a single class.

Proposal 3(b) – Removal of Current Supermajority Voting Requirements for Future Amendments to our By-Laws

Under Article VI, Section 6 of the Certificate of Incorporation, the affirmative vote of the holders of 66-2/3% of the voting power of all outstanding shares of the Company entitled to vote generally in the election of directors, voting together as a single class, is necessary for the stockholders to amend, alter, change or repeal our By-Laws. The Proposed Amendment proposes to amend the Certificate of Incorporation so that future amendments to the By-Laws can be approved by a majority vote of the outstanding shares. Specifically, our Board of Directors proposes to amend the supermajority voting requirement in Article VI, Section 6 of the Certificate of Incorporation by replacing the reference to “66-2/3%” with “a majority.” As a result, any future action by stockholders to amend, alter, change or repeal the By-Laws would require approval by the affirmative vote of a majority of the voting power of all outstanding shares of the Company entitled to vote generally in the election of directors, voting together as a single class.

Proposal 3(c) – Removal of Current Supermajority Voting Requirements for Future Amendments to Certain Sections of our Certificate of Incorporation

Article IX of the Certificate of Incorporation states that the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, is necessary to adopt any provision inconsistent with, to amend, alter, change or repeal any provision of, or to adopt any by-law inconsistent with, the following provisions in the Certificate of Incorporation:

•
the provisions addressing the election and removal of directors, including the ability of the Board of Directors to fix the number of directors, and authorizing the Board of Directors to adopt, amend, alter, change or repeal the By-Laws (Article VI);

•	the provisions addressing limitations of liability and the right to indemnification and advancement of expenses (Article VII);

•
the provisions stating that stockholders may not take any action by written consent and that any stockholder action must be taken at a duly called annual or special meeting of stockholders (Article VIII); and

•	the provisions regarding amendment of the Certificate of Incorporation (Article IX).

The Proposed Amendment proposes to amend the Certificate of Incorporation so that future amendments to the Certificate of Incorporation can be approved by a majority vote of the outstanding shares. Specifically, our Board of Directors proposes to delete the provision in Article IX of the Certificate of Incorporation setting forth a supermajority voting requirement to amend, alter, change, repeal or adopt a provision inconsistent with the specified provisions in the Certificate of Incorporation. As a result, the standard for stockholder approval of any future amendments of the Certificate of Incorporation, including amendments to each of the provisions listed above, would be the default voting standard under the DGCL, meaning that future amendments would require the affirmative vote of a majority of the voting power of the outstanding shares entitled to vote on such amendments.

Vote Required to Approve the Proposed Amendments

The affirmative vote of the holders of at least 66-2/3% of the voting power of all of the outstanding shares of the Company entitled to vote generally in the election of directors, voting together as a single class, is required to approve the Proposed Amendments.

No Proposed Amendment contemplated by this Proposal 3 is conditioned upon the approval of the other Proposed Amendments. If all Proposed Amendments are approved by the stockholders, the Company would file a Certificate of Amendment with the Secretary of State of the State of Delaware effecting such Proposed Amendments promptly after the 2018 Annual Meeting, whereupon the Proposed Amendments will become effective. However, in the event one or more Proposed Amendments are approved by the stockholders while one or more Proposed Amendments are not approved by the stockholders, the Company may still file a Certificate of Amendment with the Secretary of State of the State of Delaware effecting the approved Proposed Amendments.

GCP’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF EACH OF THE AMENDMENTS TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE SUPERMAJORITY VOTING REQUIREMENTS SET FORTH IN THIS PROPOSAL 3

PROPOSAL FOUR
ADVISORY VOTE TO APPROVE THE
COMPENSATION OF GCP'S NAMED EXECUTIVE OFFICERS

Under Section 14A of the Exchange Act, our stockholders are entitled to vote on a proposal to approve on an advisory (non-binding) basis, the compensation of the executive officers named in the Summary Compensation Table set forth in "Executive Compensation – Executive Compensation Tables." This vote is generally referred to as a "Say on Pay" vote. Accordingly, we are asking stockholders to approve, on an advisory basis, the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.

We do not intend that this vote address any specific items of compensation, but rather the overall compensation of our named executive officers and the policies and procedures described in this Proxy Statement. This vote is advisory and not binding on GCP, the Compensation Committee or our Board. However, as the vote is an expression of our stockholders’ views on a significant matter, the Compensation Committee will consider the outcome of the vote when making future executive compensation decisions.

We encourage our stockholders to read the Compensation Discussion and Analysis set forth under “Executive Compensation” which describes our 2017 compensation program in detail.

We believe that the information we have provided in this Proxy Statement shows that we have designed our executive compensation program to attract, motivate and retain a highly qualified and effective executive team and to promote long-term stockholder value, strong annual and long-term operational and financial results, and ethical conduct in accordance with GCP’s core values.

Unless otherwise instructed, the proxies will vote “FOR” this proposal.

GCP’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”
THE APPROVAL ON AN ADVISORY, NON-BINDING BASIS OF THE COMPENSATION OF GCP'S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

GENERAL INFORMATION

Annual Report

Our 2017 Annual Report, containing our Annual Report on Form 10-K and audited financial statements, accompanies this Proxy Statement. Stockholders may also obtain a copy of our Annual Report on Form 10-K (including the financial statements and any financial statement schedules), without charge, upon written request to:

GCP Applied Technologies Inc.
Attn: GCP Shareholder Services
62 Whittemore Avenue
Cambridge, Massachusetts 02140

Other Matters

Our Board knows of no other matters that will be presented at the Annual Meeting, but if other matters do properly come before the Annual Meeting, it is intended that the persons named in the proxy will vote according to their best judgment.

The expenses of preparing, printing and mailing this notice of meeting and proxy materials, making them available over the Internet, and all other expenses of soliciting proxies will be borne by us. In addition, our directors, officers and employees, who will receive no compensation in addition to their regular salary or other compensation, may solicit proxies by personal interview, mail, telephone, facsimile, e-mail, Internet or other means of electronic transmission.

Householding of Proxy Materials

Pursuant to SEC rules, a company may deliver to multiple stockholders sharing the same address a single copy of its Proxy Statement and Annual Report or multiple copies of the Notice of Internet Availability of Proxy Materials in a single envelope unless the company has received prior instructions to the contrary. This procedure is referred to as householding. Upon written or oral request, we will mail a separate copy of our Proxy Statement and Annual Report or a separate copy of our Notice of Internet Availability of Proxy Materials in separate envelopes to any stockholder at a shared address to which a single copy of the Proxy Statement and Annual Report or Notices of Internet Availability of Proxy Materials were delivered in a single envelope. Conversely, upon written or oral request, we will cease delivering separate copies of the Proxy Statement and Annual Report, or a separate copy of our Notice of Internet Availability of Proxy Materials in separate envelopes to any stockholders at a shared address to which multiple copies of either document were delivered in the past. You may contact us with your request by calling GCP at (617) 876-1400 or writing to GCP Shareholder Services at the address or phone number provided above. We will mail materials that you request at no cost. You can also access this Proxy Statement and the Annual Report online at www.proxydocs.com/gcp. Stockholders who hold their shares in “street name,” that is, through a broker, bank, financial institution or other nominee or intermediary as holder of record, and who wish to change their householding instructions or obtain copies of these documents, should follow the instructions on their voting instruction card or contact the holders of record.

Stockholder Proposals

A stockholder who intends to propose business, including stockholder nominations for director candidates, at the 2019 Annual Meeting, other than pursuant to Rule 14a-8 of the Exchange Act, must comply with the requirements set forth in our By-Laws. Among other things, a stockholder must give us written notice of the intent to propose business for the 2019 Annual Meeting not earlier than the close of business on the 120th day prior to, and not later than the close of business on the 90th day prior to, the first anniversary of the preceding year's annual meeting of stockholders. Therefore, based upon the Annual Meeting date of May 3, 2018, GCP’s Corporate Secretary must receive notice of a stockholder's intent to nominate directors or propose business for the 2019 Annual Meeting, no sooner than the close of business on January 3, 2019, and no later than the close of business on February 2, 2019. Notwithstanding the foregoing, if the date of the 2019 Annual Meeting is more than 30 days before or more than 60 days after the anniversary date of the 2018 Annual Meeting, then notice by the stockholder to be timely must be delivered not earlier than the close of business on the 120th day prior to the date of the 2019 Annual Meeting and not later than the close of business on the later of (i) the 90th day prior to the date of the 2019 Annual Meeting or (ii) if the first public announcement of the date of the 2019 Annual Meeting is less than 100 days prior to the date of the 2019 Annual Meeting, on the 10th day following the day on which we first make a public announcement of the date of the 2019 Annual Meeting. To nominate a person to serve on the Board or propose other business, a stockholder should write to: GCP Applied Technologies Inc., 62 Whittemore Avenue, Cambridge, Massachusetts 02140, Attention: Corporate Secretary.

If the notice is received after the close of business February 2, 2019, or any otherwise applicable deadline, then the notice will be considered untimely and we are not required to present the stockholder’s director nominees or other business proposal at the 2019 Annual Meeting. A copy of our GCP Corporate Governance Principles are provided at our website at www.gcpat.com. A copy of our By-Laws has been filed with the SEC.

Pursuant to Rule 14a-8 of the Exchange Act, we must receive stockholder proposals submitted pursuant to such Rule, in writing by November 20, 2018, to consider them for inclusion in our proxy materials for the 2019 Annual Meeting of Stockholders. However, if the date of the 2019 Annual Meeting of Stockholders has been changed by more than 30 days from the date of the previous year's Annual Meeting, then the deadline is a reasonable time before GCP begins to print and send its proxy materials.

On behalf of the Board of Directors,

John W. Kapples
Vice President, General Counsel and Secretary

Dated: March 20, 2018

Appendix A

TEXT OF THE PROPOSED AMENDMENTS TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE SUPERMAJORITY VOTING REQUIREMENTS

ARTICLE VI

Article VI, Section 4, Article VI, Section 6 and Article IX are proposed to be amended as follows, with additions underlined and deletions marked by ~~strikethroughs~~:

Section 4. Removal of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding, prior to the Declassification Time any director may be removed from office at any time only for cause, at a meeting called for that purpose, but only by the affirmative vote of the holders of a majority ~~at least 66-2/3%~~ of the voting power of all outstanding shares of the Corporation ~~Common Stock~~ entitled to vote generally in the election of directors, voting together as a single class. From and after the Declassification Time, subject to the rights of the holders of any series of Preferred Stock then outstanding ~~and the following sentence~~, any director may be removed from office at any time with or without cause, at a meeting called for that purpose, but only by the affirmative vote of the holders of a majority ~~at least 66-2/3%~~ of the voting power of all outstanding shares of the Corporation ~~Common Stock~~ entitled to vote generally in the election of directors, voting together as a single class.

Section 6. By-Laws. The Board of Directors and the stockholders are ~~is~~ expressly authorized to adopt, amend, alter, change or repeal the by-laws of the Corporation. Notwithstanding the foregoing and anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the by-laws of the Corporation shall not be amended, altered, changed or repealed by the stockholders, and no provision inconsistent therewith shall be adopted by the stockholders, without the affirmative vote of the holders of a majority ~~66-2/3%~~ of the voting power of all outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE IX

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed herein and by the laws of the state of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation. ~~Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or the by-laws of the Corporation, and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law or otherwise, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law or otherwise, the affirmative vote of the holders of at least 66-2/3% of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt any provision inconsistent with, to amend, alter, change or repeal any provision of, or to adopt a by-law inconsistent with, ARTICLE VI, ARTICLE VII, ARTICLE VIII or ARTICLE IX of this Amended and Restated Certificate of Incorporation.~~